Exhibit 10.1
Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 13, 2026

by and among
LXP INDUSTRIAL TRUST,
as Borrower,

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as Agent
________________________________________________________

KEYBANC CAPITAL MARKETS, INC., WELLS FARGO SECURITIES, LLC, AND REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers
and
Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION AND REGIONS BANK,
as Co-Syndication Agents

And

TD BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., MIZUHO BANK, LTD., CITIZENS BANK, N.A.
As Co-Documentation Agents

- i-

- ii-

- iii-

- iv-

SCHEDULE I    Commitments
SCHEDULE 1.1.(A)    [Reserved]
SCHEDULE 1.1.(B)    List of Loan Parties
SCHEDULE 6.1.(b)    Ownership Structure
SCHEDULE 6.1.(f)    Title to Properties; Liens
SCHEDULE 6.1.(g)    Indebtedness and Guaranties
SCHEDULE 6.1.(h)    Existing Derivatives Contracts
SCHEDULE 6.1.(i)    Litigation
SCHEDULE ELC    KeyBank Existing LCs
SCHEDULE EUP    Existing Eligible Unencumbered Assets

EXHIBIT A    Form of Assignment and Assumption
EXHIBIT B    Form of Notice of Borrowing
EXHIBIT C    Form of Notice of Continuation
EXHIBIT D    Form of Notice of Conversion
EXHIBIT E    Form of Revolving Note
EXHIBIT F    RESERVED
EXHIBIT G    Form of Compliance Certificate
EXHIBIT H    Form of Guaranty
EXHIBIT I    RESERVED
EXHIBIT J    Form of Notice of Swingline Borrowing
EXHIBIT K    Form of Swingline Note
EXHIBIT L    RESERVED
EXHIBIT M    Form of Term Note
EXHIBIT N    Form of Extension Request
EXHIBIT O    RESERVED
EXHIBIT P    RESERVED
EXHIBIT Q    RESERVED
EXHIBITS R-1 to R-4    Forms of U.S. Tax Compliance Certificates

- v-

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of January 13, 2026 by and among LXP INDUSTRIAL TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Trust”), as borrower (the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5. (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”), KEYBANC CAPITAL MARKETS, INC., WELLS FARGO SECURITIES, LLC, and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Arrangers”), WELLS FARGO BANK, NATIONAL ASSOCIATION and REGIONS BANK, as Co-Syndication Agents (the “Co-Syndication Agents”), and TD BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., MIZUHO BANK, LTD., and CITIZENS BANK, N.A., as Co-Documentation Agents (the “Co-Documentation Agents”).

WHEREAS, the Borrower has previously entered into the Existing Credit Agreement with KeyBank, as administrative agent, and certain of the Lenders, pursuant to which the lenders party thereto agreed to extend certain commitments and make certain extensions of credit available to the Borrower; and

WHEREAS, the Borrower has requested and, on the terms and conditions contained herein, the Agent and the Lenders desire to make available to the Borrower credit facilities in the aggregate initial amount of $850,000,000, consisting of (a) a senior revolving credit facility in the aggregate initial amount of $600,000,000, which will include a $40,000,000 letter of credit sub-facility and a $40,000,000 swingline subfacility, and (b) a senior term loan facility in the aggregate initial amount of $250,000,000 that will mature in 2029, (the facilities described in clauses (a) through (b), collectively, the “Facility”), all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I. - DEFINITIONS
Section 1.1.Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“1031 Property” means property held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Revenue Procedure 2000-37, as modified by Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries or Controlled JV Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with an Eligible Property Subsidiary pursuant to, and intending to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.
“Additional Term Loans” has the meaning given that term in Section 2.17.
“Adjusted EBITDA” means, for any given period, the EBITDA of the Trust and its Subsidiaries determined on a consolidated basis for such period.
“Adjusted NOI” means, for any given period for any Property, the Net Operating Income from such Property for such period. Notwithstanding the foregoing, in the event Adjusted NOI of any Property as calculated pursuant to this definition is less than zero, such Adjusted NOI shall be deemed to be zero.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Pricing Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Pricing Level	Facility Fee
Pricing Level 1	0.125%
Pricing Level 2	0.150%
Pricing Level 3	0.200%
Pricing Level 4	0.250%
Pricing Level 5	0.300%

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means from time to time, with respect to a particular Class and Type of Loans, the percentage rate set forth in the immediately following table corresponding to the level (each a “Pricing Level”) into which the Trust’s Debt Rating then falls. Any change in the Trust’s Debt Rating which would cause it to move to a different Pricing Level shall be effective as of the first day of the first calendar month immediately following receipt by the Agent of written notice delivered by the Borrower in accordance with Section 8.4.(k) that the Trust’s Debt Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Agent becomes aware that the Trust’s Debt Rating has changed, then the Agent may, in its sole discretion, upon written notice to the Borrower, adjust the Pricing Level effective as of the first day of the first calendar month following the date the Agent becomes aware that the Trust’s Debt Rating has changed. During any period that the Trust has received only two Debt Ratings that are not equivalent, the Applicable Margins shall be determined based on the Pricing Level corresponding to the higher of such two Debt Ratings. During any period that the Trust has received Debt Ratings from three Rating Agencies and such Debt Ratings are not equivalent, the Applicable Margins shall be determined based on (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category, the Applicable Margin corresponding to the highest of the Debt Rating shall apply, and (B) if the difference between the highest and the lowest such Debt Ratings is two ratings categories or more, the Applicable Margin corresponding to the average of the two highest Debt Ratings shall apply, provided that if such average is not a recognized rating category, then the Applicable Margin corresponding to the lower of the two highest Debt Ratings shall apply. During any period for which the Trust has received a Debt Rating from only one Rating Agency, then the Applicable Margin shall be determined based on one level lower than such Debt Rating. The provisions of this definition shall be subject to Section 2.6.(c).

Pricing Level	Debt Rating	Applicable Margin for Revolving Loans which are SOFR Loans	Applicable Margin for Revolving Loans which are Base Rate Loans	Applicable Margin for Term Loans which are SOFR Loans	Applicable Margin for Term Loans which are Base Rate Loans
Pricing Level 1	At least A- or A3	0.725%	0.00%	0.80%	0.00%
Pricing Level 2	At least BBB+ or Baa1	0.775%	0.00%	0.85%	0.00%
Pricing Level 3	At least BBB or Baa2	0.85%	0.00%	0.95%	0.00%
Pricing Level 4	At least BBB- or Baa3	1.05%	0.05%	1.20%	0.20%
Pricing Level 5	Below BBB-, Baa3 or unrated	1.40%	0.40%	1.60%	0.60%

Notwithstanding the Debt Ratings set forth in foregoing table, if: (i) the Leverage Ratio as of the last day of the most recently ending fiscal quarter of the Borrower is equal to or less than 35% and

(ii)(A)(x) the Borrower shall have a Debt Rating from at least two of S&P, Moody’s and Fitch, (y) one or more of such Debt Ratings shall correspond to Pricing Level 3 (e.g., BBB or Baa2), and (z) none of such Debt Ratings shall be below Pricing Level 4 (i.e. below BBB- or Baa3), the Applicable Margin shall be determined in accordance with Pricing Level 2, or (B)(x) the Borrower shall have a Debt Rating from at least two of S&P, Moody’s and Fitch, (y) one or more of such Debt Ratings shall correspond to Pricing Level 2 (e.g., BBB+ or Baa1), and (z) none of such Debt Ratings shall be below Pricing Level 3 (i.e. below BBB or Baa2), the Applicable Margin shall be determined in accordance with Pricing Level 1. For the avoidance of doubt, the Borrower may qualify for pricing at Pricing Level 1 or 2 based solely upon its Debt Rating even if it does not meet the conditions described in clause (i) of the first sentence of this paragraph. Any increase or decrease in the Applicable Margin set forth in the foregoing table resulting from a satisfaction (or failure to satisfy) of the condition set forth in clause (i) of the first sentence of this paragraph shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate for the applicable period is delivered; provided, that if a Compliance Certificate is not delivered when due, then the Pricing Level corresponding to the Debt Rating then in effect shall apply as of the fifth (5th) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which the Compliance Certificate for such period is delivered.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, and Regions Capital Markets as joint lead arrangers and joint bookrunners, together with their successors and permitted assigns.
“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee, the Agent, and, if applicable, the Borrower, substantially in the form of Exhibit A.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.9.(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail--In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Rate in effect on such day plus 0.50%, and (iii) Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Benchmark” means, initially, (a) with respect to Daily Simple SOFR Loans, Daily Simple SOFR and (b), with respect to Term SOFR Loans, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof)

has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” means the Trust and its respective successors and permitted assigns.
“Borrower Information” has the meaning set forth in Section 2.6.(c).
“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Loans, a SOFR Business Day.
“Capitalization Rate” means 6.00%.
“Capitalized Lease Obligation” means an obligation under a lease (or other arrangement conveying the right to use property) that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Capitalized Value” means the sum of all of the following (without duplication) of the Trust and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents, plus (b) (i) the aggregate Adjusted NOI of all Properties (without duplication of any assets included in clauses (c), (d), (e) and (f) below) for the two most recent quarters multiplied by (ii) 2 divided by (iii) the Capitalization Rate (the “Property Capitalized Value”), plus (c) the undepreciated GAAP book value of Properties (without duplication of any assets included in clauses (d), (e) and (f) below) acquired during the most recent two quarters; provided that the Borrower may irrevocably elect that the value of any such recently acquired Property owned for at least one full fiscal quarter be determined in accordance with its Property Capitalized Value (in the case of such determination based on one full fiscal quarter, by multiplying Adjusted NOI by four instead of two), plus (d) the GAAP book value of Construction-in-Process, plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes, plus (f) 75% of the undepreciated GAAP book value for Dark Properties. The Borrower’s Ownership Share of Unconsolidated Affiliates will be included in calculations of Capitalized Value consistent with the above treatment for wholly-owned assets. For purposes of determining Capitalized Value, Adjusted NOI attributable to assets elected to be valued in any of the immediately preceding clauses (c) through (f) or to any assets disposed of during the two most recent quarters shall be excluded. To the extent that (w) the Capitalized Value attributable to Dark Properties would exceed 10.0% of Capitalized Value, such excess shall be excluded from Capitalized Value, (x) the Capitalized Value attributable to assets owned by Unconsolidated Affiliates would exceed 25.0% of Capitalized Value, such excess shall be excluded from Capitalized Value, (y) the Capitalized Value attributable to Unimproved Land and Construction-In-Process, on an aggregate basis, would exceed 25.0% of Capitalized Value, such excess shall be excluded from Capitalized Value, and (z) the Capitalized Value attributable to Mortgage Receivables and other promissory notes would exceed 15.0% of Capitalized Value, such excess shall be excluded from Capitalized Value. In addition to the limitations set forth in the immediately preceding sentence but after giving effect to any exclusions pursuant to clauses (w), (x), (y) and (z) of the immediately preceding sentence, to the extent that the Capitalized Value attributable to such assets described in clauses (w), (x), (y) and (z) of the immediately preceding sentence in the aggregate would exceed 35.0% of Capitalized Value, such excess shall be excluded from Capitalized Value. For purposes of computing the Capitalized Value, Adjusted NOI of any Property may be adjusted at the Borrower’s discretion to give pro forma effect to net cash flow associated with any new lease of space at such Property which went into effect with the tenant taking occupancy and has a term of at least one year and the Borrower is recognizing revenue from such tenant in accordance with GAAP during such period.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of the Agent and the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Loan Commitment or a Term Loan Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan or a Term Loan and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“CME” means CME Group Benchmark Administration Ltd.
“Collateral Account” means a special non-interest bearing deposit account maintained by, or on behalf of, the Agent and under its sole dominion and control.
“Commitment” means, as to each Lender, the Revolving Loan Commitment or a Term Loan Commitment of such Lender (including any combination or all of them, as the context requires).
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction-in-Process” means as of any date of determination all Properties that are (a) a Property with new ground up construction, (b) a Property under renovation in which (i) greater than thirty percent (30%) of the square footage of such Property is unavailable for occupancy due to renovation and (ii) no rents are being paid on such square footage, or (c) a building expansion. A Property classified as “Construction-in-Process” will cease to be so classified on the earlier to occur of (A) the time that such Property has reached Stabilization, and (B) the time that such property may no longer be classified under GAAP as being under development.
“Controlled JV Subsidiary” means a Subsidiary (a) that is not a Wholly Owned Subsidiary of the Borrower, and (b) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower owns and controls at least 90% of all outstanding Equity Interests.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a Term SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, or (b) the issuance, increase or renewal of a Letter of Credit.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Notwithstanding the foregoing, if Daily Simple SOFR as so determined would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.
“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.
“Dark Property” means any Property as to which, as of the last day of the most recently ended fiscal quarter, (a) all leases have terminated, (b) the Borrower is not recognizing revenue from any tenants in accordance with GAAP or (c) the Adjusted NOI for such Property is negative; provided that a Property shall not be classified as a Dark Property for longer than twelve (12) months.
“Debt Rating” means, as of any date of determination, the rating as determined by a Rating Agency of a Person’s non-credit enhanced, senior unsecured long term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
“Debt Service” means, for any period, the sum of (a) Interest Expense, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Trust and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which, in each case, repays such Indebtedness in full. Debt Service shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.11.(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of a Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Agent or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11.(c)) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Agent or any Lender).
“Development Entity” means a Subsidiary that owns a Property classified as or previously classified as Construction-in-Process in respect of which either (a)(i) the Trust, a Wholly Owned Subsidiary of the Trust or a Controlled JV Subsidiary is the sole general partner or managing member of such Development Entity, (ii) the Trust is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of no less than 80% of the economic interest of such Development Entity, and (iii) the Trust or a Controlled JV Subsidiary thereof, directly or indirectly, has the right to acquire, under the limited liability company agreement or limited partnership agreement governing such Development Entity, 100% of the remaining Equity Interest of such Development Entity after Stabilization of the Property owned by such Development Entity.
“Development Property” means a Property which is being developed to become an office, industrial or retail property.
“Dollars” or “$” means the lawful currency of the United States of America.
“EAT” has the meaning given that term in the definition of 1031 Property.
“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, excluding the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense (benefit); (iv) extraordinary or non-recurring gains and losses; (v) noncash charges and credits; (vi) gains and losses from sales of assets; (vii) any income or gain and any loss or expense in each case resulting from early extinguishment of Indebtedness, (viii) any income or gain or any expense or loss resulting from any Derivatives Contract (including by virtue of a termination thereof), (ix) any transaction costs of acquisitions, dispositions, capital markets offering, debt and equity financing and amendments thereto not permitted to be capitalized pursuant to GAAP, (x) non-recurring charges and expenses, restructuring charges, transaction expenses (including without limitation, transaction expenses incurred in connection with any merger or acquisition), underwriters’ fees and severance and retention payments in connection with any merger or acquisition, in each case for such period, and (xi) equity in net income (loss) of its

Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles associated with the amortization of above or below market rents pursuant to FASB ASC 805.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by all of the Lenders.
“Eligible 1031 Property” means a 1031 Property which satisfies all of the following requirements: (a) such 1031 Property is (i) an office, industrial or retail property or (ii) such other commercial Property as the Agent may approve in its reasonable discretion; (b) an Eligible Property Subsidiary leases such 1031 Property from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Eligible Property Subsidiary manages such 1031 Property; (c) an Eligible Property Subsidiary is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary(ies) of the applicable QI or EAT that owns such 1031 Property) from the applicable QI or EAT and the applicable QI or EAT is obligated to sell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to an Eligible Property Subsidiary; provided, however that in the case of a disposition of a 1031 Property by an Eligible Property Subsidiary (a “Relinquished Property”), the Eligible Property Subsidiary shall not be obligated to repurchase such 1031 Property from the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) and the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) shall not be obligated to resell such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) to the Eligible Property Subsidiary unless such 1031 Property (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) is not transferred or assigned, within 180 days of its acquisition by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable), to a Person other than an Eligible Property Subsidiary; (d) the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by an Eligible Property Subsidiary,. which loan is secured either by a Mortgage on such 1031 Property or a pledge of all of the Equity Interests of the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable); (e) neither such 1031 Property, nor any interest of an Eligible Property Subsidiary therein, is subject to any Lien (other than (i) Permitted Liens and (ii) the Lien of a Mortgage or pledge referred to in the immediately preceding clause (d)) or a Negative Pledge (other than Permitted Negative Pledge Provisions); and (f) such 1031 Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such 1031 Property. In no event shall a 1031 Property qualify as an Eligible 1031 Property for a period in excess of 180 consecutive days. For purposes of determining Unencumbered Asset Value, such 1031 Property shall be deemed to have been owned or leased by an Eligible Property Subsidiary from the date acquired by the applicable QI or EAT (or Wholly Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any Affiliates or Subsidiaries of the Borrower or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).
“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (including any unexercised extension options that the lessee can unilaterally exercise without the need to obtain the consent of the lessor) of 25 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Eligible Mortgage Receivable” means, as of any date of determination, any Mortgage Receivable that satisfies the following conditions (a) such Mortgage Receivable is owed solely to an Eligible Property Subsidiary (other than a Development Entity), (b) such Mortgage Receivable is secured by a first priority lien on operating real property that meets the criteria for Eligible Unencumbered Property (excluding clauses (e) and (f) of the definition thereof and except that with respect to the conditions set forth in clause (a) of the definition thereof, the references to any Eligible Property Subsidiary shall be deemed to refer to the borrower under such Mortgage Receivable) that is not Construction in Progress or Unimproved Land, (c) such Mortgage Receivable is not more than 60 days past due or otherwise in default, (d) regardless of whether such Mortgage Receivable is owed to the Borrower or another Eligible Property Subsidiary, the Borrower has the right, directly or through its Subsidiary, to take the following actions without the need to obtain the consent of any Person (except for Permitted Negative Pledge Provisions): (i) to create Liens on such Mortgage Receivable as security for Indebtedness of the Borrower or such Subsidiaries, as applicable, (ii) to sell, transfer or otherwise dispose of such Mortgage Receivable and (iii) if such Mortgage Receivable is owed to a Subsidiary, to cause such Subsidiary to provide guarantees and incur, repay and prepay debt; and (f) neither such Mortgage Receivable nor, if such Mortgage Receivable is owed to a Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Liens other than Permitted Liens and (ii) any Negative Pledge (other than Permitted Negative Pledge Provisions).
“Eligible Property Subsidiary” means the Borrower, a Wholly-Owned Subsidiary, a Controlled JV Subsidiary, or a Development Entity.

“Eligible Unencumbered Asset” means each Eligible Unencumbered Property and each Eligible Mortgage Receivable.
“Eligible Unencumbered Asset Parent” means each Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Eligible Property Subsidiary that owns an Eligible Unencumbered Asset.
“Eligible Unencumbered Property” means a Property which satisfies all of the following requirements: (a) such Property is located in a state of the United States of America or in the District of Columbia and is owned in fee simple by, or is subject to an Eligible Ground Lease or Tax Incentive Lease Agreement pursuant to a Permitted Tax Incentive Transaction in favor of, an Eligible Property Subsidiary; (b) such Property is an office, industrial or retail Property including any Construction-in-Process, or such other commercial Property as the Agent may approve in its reasonable discretion; (c) such Property is (or, in the case of Construction-in-Process, upon completion will be) free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (d) regardless of whether such Property is owned or leased by the Borrower or another Eligible Property Subsidiary, the Borrower has the right, directly or through its Subsidiary, to take the following actions without the need to obtain the consent of any Person (except for Permitted Negative Pledge Provisions and except for a Person that holds Equity Interests in a Development Entity): (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiaries, as applicable, (ii) to sell, transfer or otherwise dispose of such Property and (iii) if such Property is owned by a Subsidiary, to cause such Subsidiary to provide guarantees and incur, repay and prepay debt; and (e) neither such Property nor, if such Property is owned by a Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Liens other than Permitted Liens and (ii) any Negative Pledge (other than Permitted Negative Pledge Provisions). An Eligible 1031 Property shall also constitute an Eligible Unencumbered Property.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, treatment, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to environmental protection or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or (solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code) Section 414(m) or (o) of the Internal Revenue Code.
“Erroneous Payment” has the meaning given that term in Section 11.11.(a).
“Erroneous Payment Deficiency Assignment” has the meaning given that term in Section 11.11.(d).
“Erroneous Payment Impacted Class” has the meaning given that term in Section 11.11.(d).
“Erroneous Payment Return Deficiency” has the meaning given that term in Section 11.11.(d).
“Erroneous Payment Subrogation Rights” has the meaning given that term in Section 11.11.(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Subsidiary” means any Subsidiary (I) (a) holding title to assets that are or are reasonably expected within 60 days to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is, or is reasonably expected within 60 days to become, prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was, or is reasonably expected within 60 days to be, included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, or (II) the only assets or business activity of such Subsidiary, directly or indirectly, being the ownership of passive interests in an Unconsolidated Affiliate. The 60-day periods provided above may be extended by the Agent in its reasonable discretion to no more than 120 days.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.12.(g), (d) any backup withholding Taxes, and (e) any Taxes imposed under FATCA.
“Existing Credit Agreement” means that (i) certain Second Amended and Restated Credit Agreement dated as of July 5, 2022, as amended and in effect immediately prior to the date hereof, by and among the Borrower, the institutions from time to time party thereto as Lenders and KeyBank, as Agent, and (ii) the agreements, instruments and other documents executed in connection with such credit agreement.
“Existing LC” means, collectively, the letters of credit issued by KeyBank under the Existing Credit Agreement outstanding on the Agreement Date set forth on Schedule ELC annexed hereto, if any.
“Exiting Lender” has the meaning specified in Section 2.18.
“Extended Letter of Credit” has the meaning given that term in Section 2.5.(b).
“Facility” has the meaning set forth in the second introductory paragraph hereof.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.
“Fee Letter” means, individually and collectively, that certain Fee Letter dated November 20, 2025, by and among the Borrower, the Arrangers (other than Regions Capital Markets), KeyBank and Wells Fargo.
“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Fitch” means Fitch, Inc., and its successors.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Adjusted EBITDA for the period of two consecutive fiscal quarters of the Trust most recently ended to (ii) Fixed Charges for such period.
“Fixed Charges” means, for any period, the sum of (a) Debt Service for such period and (b) all Preferred Dividends paid in cash during such period (whether declared or accrued in a prior period or such period). The Trust’s Ownership Share of the Fixed Charges of Unconsolidated Affiliates of the Trust shall be included in determinations of Fixed Charges.
“Floor” means a rate of interest equal to 0% per annum.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the Agent, such Defaulting Lender’s Revolving Loan Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Loan Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that, for any calculations hereunder, to the extent GAAP requires balance sheet or income statement accounts to be stated at fair market value, the impact of such change in GAAP shall be excluded. In addition, notwithstanding anything to the contrary contained herein or any other Loan Document, FASB ASC 842 (Leases) (and any interpretations thereof) shall be disregarded for all purposes under this Agreement or any other Loan Document regardless of when adopted or implemented and the Borrower may account for leases as if FASB ASC 840 was in effect and without giving effect to FASB ASC 842 (Leases) (and any interpretations thereof).
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.
“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations in respect of customary performance guaranties shall not be deemed to give rise to Indebtedness or otherwise constitute Indebtedness except to the extent of an actual claim thereunder. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Increase Effective Date” has the meaning given that term in Section 2.17.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person in respect of letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) to the extent such obligations constitute indebtedness for the purposes of GAAP; provided, however, that purchase obligations included pursuant to this clause (g) shall be included only to the extent that the amount of such Person’s liability for the purchase price is not limited to the amount of any associated deposit given by such Person for such purpose; (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person (but in an amount not to exceed the value of such property), even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Indebtedness shall be adjusted to remove (i) any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, (ii) any impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, (iii) any potential impact from an accounting standard substantially similar to that proposed in the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840), and (iv) any indebtedness that can be fully satisfied by issuing Equity Interests (other than Mandatorily Redeemable Stock) at the Borrower’s option. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to the first Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Information Materials” has the meaning given to such term in Section 12.15.
“Intellectual Property” has the meaning given that term in Section 6.1.(t).
“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Trust and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis for such period, plus (b) the Trust’s Ownership Share of Interest Expense of Unconsolidated Affiliates for such period. Notwithstanding anything to the contrary, Interest Expense shall not include any amortization of deferred financing costs, any commitment, upfront, arrangement, structuring, amendment or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, any cash costs associated with obtaining hedging arrangements or any breakage thereof, or the impact of ASC 470.20, as codified by the Financial Accounting Standards Board, in accordance with GAAP, or any interest or amortization under FASB ASC 842.
“Interest Period” means, with respect to each Term SOFR Loan, each period commencing on the date such Term SOFR Loan is made, or in the case of the Continuation of a Term SOFR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.
Notwithstanding the foregoing: (a) the Borrower shall not select any Interest Period for a Class of Loans that ends after the Termination Date for such Class of Loans; (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day); (c) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; and (d) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Term SOFR Loans as provided above, the Borrower shall be deemed to have elected a continuation of the affected Term SOFR Loans as a Term SOFR Loan for an Interest Period of one-month as of the expiration date of such current Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Debt Rating of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s.
“KeyBank” means KeyBank National Association, together with its successors and assigns.
“L/C Commitment Amount” equals up to $40,000,000.00.
“Lender” shall mean the various Lenders which have each issued or hereafter issue a Commitment hereunder, together with their respective successors and permitted assigns, and as the context requires, includes the Swingline Lender.
“Lender Assigned Rights and Obligations” has the meaning specified in Section 2.18(a).
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.5.(a).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Revolving Lender (other than the Revolving Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.5(i), and the

Revolving Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders other than the Lender acting as the Agent of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Leverage Ratio” has the meaning given that term in Section 9.1.(a).
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Loan” means a Revolving Loan, a Term Loan, or a Swingline Loan, as the context may require, made by a Lender to the Borrower pursuant to the terms hereof.
“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Derivatives Contract).
“Loan Party” means the Borrower and each Person who guarantees all or a portion of the Obligations. Schedule 1.1.(B) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Lookback Day” has the meaning specified in the definition of “Term SOFR”.
“Mandatorily Redeemable Stock” means, with respect to the Trust or any Subsidiary, any Equity Interest thereof which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date that is the latest date on which all Loans are scheduled to be due and payable. For the avoidance of doubt, the parties hereto agree that the following

Equity Interests of the Trust do not qualify as Mandatorily Redeemable Stock based on their terms as in effect on the Agreement Date: 6.50% Series C Cumulative Convertible Preferred Stock established pursuant to Articles Supplementary filed by the Trust on December 8, 2004 with the Department of Assessments and Taxation of the State of Maryland.
“Material Acquisition”  means (i) any single transaction for the purpose of, or resulting, directly or indirectly, in, the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) of a Person or assets by the Borrower (directly or indirectly) that has a gross purchase price equal to or greater than ten percent (10.0%) of the then current Capitalized Value (without giving effect to such transaction), or (ii) one or more transactions for the purpose of, or resulting, directly or indirectly, in, the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) of one or more Persons or assets by the Borrower (directly or indirectly) in any two (2) consecutive calendar quarters which in the aggregate have a gross purchase price equal to or greater than ten percent (10.0%) of the then current Capitalized Value (without giving effect to such transactions).
“Material Adverse Effect” means a materially adverse effect on (a) the business or financial condition of the Trust and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment or other material obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders or the Agent under any of the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Loan Party or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.
“Mortgage Receivable” means a promissory note made by a Person other than the Borrower or one of its Subsidiaries that is secured by a Mortgage of which the Borrower or one of its Subsidiaries is the holder and retains the rights of collection of all payments thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable) but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all directly affected Lenders in accordance with the terms of Section 12.6. and (ii) has been approved by the Requisite Lenders (and, in the case of any consent, waiver or amendment that require the approval of all or all directly affected Lenders of a particular Class, Requisite Class Lenders of such Class).
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, bankruptcy, insolvency, receivership and other similar events, and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness. Liability of a Person under a completion guarantee for a Development Property, to the extent relating to the Nonrecourse Indebtedness of another Person, shall not, in and of itself, prevent such liability from being characterized as Nonrecourse Indebtedness.
“Note” means a Revolving Note, a Term Note, or a Swingline Note, as the context may require.
“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) and/or Section 2.2.(b) evidencing the Borrower’s request for a borrowing of Loans.
“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Continuation of a Term SOFR Loan.
“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice in the form of Exhibit I to be delivered to the Agent pursuant to Section 2.4. evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including interest and fees that accrue after the commencement by or against any Loan Party of any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest or fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Obligations” means liabilities and obligations of the Trust, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Trust would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Trust’s report on Form 10-Q or Form 10-K (or their equivalents) which the Trust is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5.).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational documents of such Subsidiary or Unconsolidated Affiliate.
“Participant” has the meaning given that term in Section 12.5.(d).
“Participant Register” has the meaning given that term in Section 12.5.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning given that term in Section 11.11.(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Equity Liens” means, with respect to any Equity Interests of a Person, Permitted Liens of the type described in clauses (a)(i), (e), or (i) of the definition of Permitted Liens.
“Permitted Intercompany Indebtedness” means Indebtedness consisting of unsecured loans and advances made among one or more of the Borrower’s Subsidiaries or among the Borrower and one or more of its Subsidiaries; provided that any Indebtedness of any Loan Party or owner of an Eligible Unencumbered Asset owing to any Subsidiary that is not a Loan Party must be, if requested by the Agent, expressly subordinated to the Obligations on terms and subject to documentation that are reasonably acceptable to the Agent.
“Permitted Liens” means, as to any Person: (a) (i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of the Loan Documents; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property for its intended business use or impair the intended business use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders as security for the Obligations; (f) Liens in favor of the Borrower or any other Wholly Owned Subsidiary securing Indebtedness owing by a Subsidiary to the Borrower or such Wholly Owned Subsidiary; (g) Liens in existence as of the Agreement Date and disclosed in the Loan Documents, (h) any Eligible Ground Lease that constitutes a Capitalized Lease Obligation and (i) to the extent constituting a Lien, any Permitted Negative Pledge Provision of the type described in clauses (b) and (c) of the definition thereof.
“Permitted Mortgage Asset Lien” means, with respect to any Eligible Mortgage Receivable, Permitted Liens of the type described in clauses (a)(i), (e), or (i) of the definition of Permitted Liens
“Permitted Negative Pledge Provision” means a Negative Pledge contained in any agreement (a) evidencing unsecured Indebtedness which contains restrictions on encumbering assets that are substantially the same as the corresponding restrictions contained in the Loan Documents, (b) related to assets or equity interests to be sold where such Negative Pledge relates only to such assets pending such sale or (c) Permitted Transfer Restrictions.
“Permitted Tax Incentive Transaction” means any transaction or series of related transactions relating to an issuance of all Indebtedness and other obligations (collectively, “Tax Incentive Indebtedness”) arising in connection with the issuance of bonds, notes or other obligations by a Governmental Authority located in the United States (each, a “Tax Incentive Issuer”) to mitigate real estate and/or ad valorem Taxes otherwise payable in connection with the ownership of any Property (each, a “Tax Incentive Property”), the fee title to which is owned (or leased) by a Tax Incentive Issuer, and subsequently leased (or subleased) by a Subsidiary from the Tax Incentive Issuer, such transaction or series of transactions being governed by, among other documents, any indenture or other agreement governing or evidencing the Tax Incentive Indebtedness, entered into by and between a Tax Incentive Issuer and the trustee of the bonds, notes or other obligations in connection with the issuance of such Tax Incentive Indebtedness, if applicable (each, an “Tax Incentive Indenture”), any lease or sublease agreement entered into by and between a Subsidiary and an Tax Incentive Issuer (or any affiliate thereof) in connection with the issuance by such Tax Incentive Issuer of Tax Incentive Indebtedness (each, a “Tax Incentive Lease Agreement”), any guaranty or similar agreement entered into by any Subsidiary to guaranty, for the benefit of the bondholder (which, pursuant to clause (iii) below, shall be the applicable Subsidiary, or an affiliate thereof), certain payments due in connection with the issuance of Tax Incentive Indebtedness, including, without limitation, the payment of principal and interest due under the bonds, notes, or other obligations evidencing the Tax Incentive Indebtedness, and Tax Incentive Issuer or trustees fees and expenses, if any, due under the trust indenture (each, an “Tax Incentive Guaranty”), PILOT agreements, tax incentive agreements, and any other certificate, agreement, document or instrument, in each case, executed and delivered by any Subsidiary, Tax Incentive Issuer, or the trustee of any bonds in connection with such issuance of Tax Incentive Indebtedness and related tax incentives (collectively, “Tax Incentive Documents”) which satisfy the following criteria: (i) any net cash proceeds of the Tax Incentive Indebtedness under such Tax Incentive Documents are used for the purpose of acquiring, constructing, developing, expanding, installing and/or upgrading a Tax Incentive Property, (ii) such Tax Incentive Indebtedness is non-recourse to the Borrower or any of its Subsidiaries (other than as expressly provided in the applicable Tax Incentive Guaranty, if any), and any successors and/or assigns of such Borrower and Subsidiaries in the event of a transfer or assignment of the applicable Tax Incentive Lease Agreement and all of the rights and obligations of such Subsidiary under each other Tax Incentive Document (including any Tax Incentive Guaranty) to an assignee who is a Person that is not a Subsidiary, (iii) the applicable Subsidiary (or any affiliate thereof) is the purchaser of the bonds, or holder of the applicable notes or other obligations issued or to be issued in connection with such Tax Incentive Indebtedness (and, so long as such Tax Incentive Property is an Eligible Unencumbered Property, at all times such Subsidiary (or any affiliate thereof) shall remain the owner or holder thereof), (iv) the base payments due under the Tax Incentive Lease Agreement are equivalent to the debt service due under any bonds, notes or other obligations evidencing the Tax Incentive Indebtedness (other than the payment of a nominal sum as additional annual base rent during the term of the Tax Incentive Lease Agreement), (v) the applicable Tax Incentive Lease Agreement or another Tax Incentive Document grants to the applicable Subsidiary the option to re-acquire title to all or any portion of such Tax Incentive Property for a nominal sum at any time without further consent of the Tax Incentive Issuer or any other party other than the Subsidiary (of affiliate thereof) in its capacity as the bondholder or holder of the note or other obligation, either directly or through the trustee of the applicable bonds, notes or other obligations evidencing the Tax Incentive Indebtedness, (vi) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit in any material respect the use by any Subsidiary of its property or assets (including the applicable Tax Incentive Property), except as may be required by applicable law to maintain the designation of the Tax Incentive Property as a “project” pursuant to the applicable legislation governing such tax incentive structures, (vii) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit the ability of the Subsidiary to finance its interest in the Tax Incentive Property, including mortgaging the leasehold estate created under the Tax Incentive Lease Agreement, (viii) no Tax Incentive Document entered into in connection with such Tax Incentive Indebtedness shall limit the ability of the Subsidiary to transfer its interest in the Tax Incentive Property, except for any requirement for a consent from the Tax Incentive Issuer that is considered administrative and which can reasonably expected to be obtained in the ordinary course of business, and (ix) no Tax Incentive Document shall contain a “clawback” provision pursuant to which the Borrower or the applicable Subsidiary (and not, for the avoidance of doubt, any tenant of the applicable Property) would incur liability to repay a portion of prior tax benefits received in an aggregate amount that would reasonably be expected to be material (taking into account the value of the applicable Property) other than due to a material breach by the Borrower or the applicable Subsidiary of their obligations under the applicable Tax Incentive Document.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, and (b) solely with respect to an asset or Property of a Controlled JV Subsidiary, reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners, members or other equity holders of a Controlled JV Subsidiary imposing obligations in respect of contingent obligations to make any tax “make whole” or similar tax payment arising out of the sale or other transfer of assets reasonably related to such limited partners’, members’ or other equity holders’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Plan Assets Regulation” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.
“Post-Default Rate” means, (a) in respect of any principal of any Class of Loans or any Reimbursement Obligation, the rate otherwise applicable to such Loan or Reimbursement Obligation plus two percent (2.0%) and (b) in respect of any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans for Revolving Loans plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or another Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or another Subsidiary which is a Loan Party, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Pricing Level” has the meaning given that term in the definition of Applicable Margin.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Agent located at 225 Franklin Street, Boston, Massachusetts, or such other office of the Agent as the Agent may designate from time to time.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a)(i) the amount of such Lender’s Revolving Loan Commitment plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans, if any, to (b)(i) the aggregate amount of the Revolving Loan Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Loan Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Revolving Loan Commitments have been terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which any Loans and/or Letters of Credit Liabilities were outstanding. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower.
“Property Capitalized Value” has the meaning set forth in the definition of “Capitalized Value.”
“Purchasing Lender” has the meaning specified in Section 2.18(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QI” has the meaning given that term in the definition of 1031 Property.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means any of S&P, Moody’s and Fitch.
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Recourse Indebtedness” means with respect to a Person, Indebtedness for borrowed money that is not Nonrecourse Indebtedness.
“Reference Debt” means all Unsecured Indebtedness of the Trust and its Subsidiaries.
“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change or new interpretation effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted, issued or implemented.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Requisite Class Lenders” means, with respect to a Class of Lenders on any date of determination, Lenders of such Class (a) having more than 50% of the aggregate amount of the Commitments of such Class, or (b) if the Commitments of such Class have terminated, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Revolving Lenders, outstanding Letter of Credit Liabilities and Swingline Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of (a) the Revolving Loan Commitments (or if the Revolving Loan Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities) and (b) the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders), the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline

Loan or Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means with respect to the Borrower or any other Subsidiary, the chief executive officer and the chief financial officer of the Borrower or such Subsidiary.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Trust or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Trust or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Trust or any Subsidiary now or hereafter outstanding, except also, in the case of the foregoing clauses (a), (b) or (c), a dividend or distribution payable or other payment made solely in (i) shares in any other class of Equity Interests not constituting Mandatorily Redeemable Stock, with terms that are not materially more favorable, taken as a whole and in the good faith determination of the Borrower, than the Equity Interests with respect to which such dividend, distribution or other payment was made and (ii) shares of any class of common Equity Interests.
“Revolving Lenders” shall mean the various Lenders which have a Revolving Loan Commitment and/or hold Revolving Loans hereunder.
“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.2.(a).
“Revolving Loan Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.2., to issue (in the case of the Agent) and to participate (in the case of the other Revolving Lenders) in Letters of Credit pursuant to Section 2.5.(i), and to participate in Swingline Loans pursuant to Section 2.4.(e), in an amount up to, but not exceeding the amount set forth for such Revolving Lender on Schedule I as such Revolving Lender’s “Revolving Loan Commitment” or as set forth in any applicable Assignment and Assumption or agreement executed by a Person becoming a Revolving Lender hereunder in accordance with Section 2.17., as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 12.5. or increased as appropriate to reflect any increase effected in accordance with Section 2.17.
“Revolving Loan Commitment Percentage” means, as to each Lender with a Revolving Loan Commitment, the ratio, expressed as a percentage, of (a) the aggregate amount of such Lender’s Revolving Loan Commitment to (b) the aggregate amount of the Revolving Loan Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Loan Commitments have terminated or been reduced to zero, the “Revolving Loan Commitment Percentage” of each Lender shall be the Revolving Loan Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.
“Revolving Loan Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit E, payable to a Revolving Lender, or its registered assignee, in a principal amount equal to the amount of such Lender’s Revolving Loan Commitment as originally in effect and otherwise duly completed and shall include any new Revolving Note that may be issued from time to time pursuant to Section 2.17.
“Revolving Termination Date” shall mean the earliest of (i) the date on which the Revolving Loan Commitments are reduced to zero under Section 2.13., (ii) January 31, 2030 (or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.14.(a)) or (iii) the date the Commitments are terminated pursuant to Section 10.2. or 10.3.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors.
“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned Country or (d) any Person 50% or more owned by any Person or agency described in any of the preceding clauses (a) through (c).
“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or any other Governmental Authority.
“Secured Indebtedness” means, with respect to a Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any property, plus (b) such Person’s Ownership Share of the Secured Indebtedness of any such Person’s Unconsolidated Affiliates; provided that any loan facilities, if secured only by pledges of Equity Interests in any Subsidiaries of the Trust, shall not be deemed Secured Indebtedness.
“Secured Indebtedness Adjustment” has the meaning given that term in Section 9.1(e).
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Selling Lender” has the meaning specified in Section 2.18(a).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”) or (b) Daily Simple SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Stabilization” means, with respect to any Property, that such Property at a point in time following the completion of construction, became subject to one or more executed leases for at least 90% of the rentable square feet of such Property.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Sustainability Structuring Agent” means a Lender or Affiliate of a Lender to be approved by the Borrower, the Agent and the Arrangers, as sustainability structuring agent under the terms of this Agreement, and any of its successors.
“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles (as published in May 2021 and updated on July 19, 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) or such other principles and metrics mutually agreed to by the Borrower and the Sustainability Structuring Agent (each acting reasonably).

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding, $40,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.
“Swingline Lender” means KeyBank.
“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.4.(a).
“Swingline Note” means the promissory note of the Borrower payable to the Swingline Lender, or its registered assignee, in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit K.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means a Lender having a Term Loan Commitment, or if such Term Loan Commitment has terminated, a Lender holding a Term Loan.
“Term Loan” means a loan made by a Term Lender to the Borrower pursuant to Section 2.1.(a) (in the form of a “Term Loan” under the Existing Credit Agreement) or Section 2.17 in the form of an Additional Term Loan.
“Term Loan Commitment” means, for each Term Lender, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment”, or as set forth in the applicable Assignment and Assumption, as the same may be increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5. As of the Effective Date, the Term Loan Commitments have been terminated and the Term Lenders have no obligation to make further Term Loans in connection therewith.
“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit M payable to a Term Lender, or its registered assignee, in a principal amount equal to the amount of such Term Lender’s Term Loan at the time of the making or acquisition of such Loan.
“Term Loan Percentage” means, as to each Term Lender, the ratio, expressed as a percentage, of (a) the aggregate principal amount of such Lender’s Term Loans to (b) the aggregate amount of the Term Loans of all Term Lenders.
“Term Loan Termination Date” means, with respect to the Term Loans, January 31, 2029 (or such later date to which the Term Loan Termination Date may be extended pursuant to Section 2.14.(b)).
“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the

Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above. Notwithstanding the foregoing, if Term SOFR as so determined would be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).
“Term SOFR Loan” means each Loan bearing interest at a rate based upon Term SOFR (other than pursuant to clause (iii) of the definition of Base Rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means (a) with respect to Revolving Loans and the Revolving Loan Commitments, the Revolving Termination Date, and (b) with respect to Term Loans, the Term Loan Termination Date.
“Titled Agents” means each of the Arrangers, the Sustainability Structuring Agent, the Co-Syndication Agents, the Co-Documentation Agents, and their respective successors and permitted assigns.
“Total Indebtedness” means, as of a given date of determination and without duplication, (a) all Indebtedness of the Trust and all of its Subsidiaries determined on a consolidated basis, and (b) the Trust’s Ownership Share of all Indebtedness of its Unconsolidated Affiliates.
“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan is a Daily Simple SOFR Loan, a Term SOFR Loan, or a Base Rate Loan.
“UCC” means the Uniform Commercial Code from time to time in any relevant jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means, at any given time, without duplication, the sum of (a) with respect to each Eligible Unencumbered Property that has been owned for at least two (2) full fiscal quarters and not otherwise included in the determination of Unencumbered Asset Value pursuant to the following clauses (b) or (d), the Property Capitalized Value of each such Property, plus (b) the undepreciated GAAP book value of Eligible Unencumbered Properties acquired during the most recent two (2) quarters and not otherwise included in the determination of Unencumbered Asset Value pursuant to the following clauses (d); provided that the Borrower may irrevocably elect that the value of any such recently acquired Property owned for at least one full fiscal quarter be determined in accordance with its Property Capitalized Value (in the case of such determination based on one full fiscal quarter, by multiplying Net Operating Income by four instead of two), plus (c) Unrestricted Cash, plus (d) the GAAP book value of Construction-in-Process, plus (e) the GAAP book value of Eligible Mortgage Receivables. To the extent that Eligible Unencumbered Assets (x) owned by a Controlled JV Subsidiary would exceed twenty percent (20.0%) of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value, and (y) constituting Eligible Unencumbered Assets owned by a Controlled JV Subsidiary or described in the immediately preceding clauses (d) or (e) above would, in the aggregate for all such Eligible Unencumbered Assets, exceed thirty percent (30.0%) of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value.
“Unencumbered Leverage Ratio” has the meaning given that term in Section 9.1.(c).
“Unencumbered NOI” means, at any given time, the Net Operating Income for all Eligible Unencumbered Properties for the two consecutive fiscal quarters most recently ended.
“Unimproved Land” means land on which no development (other than paving or other improvements that are not material and are temporary in nature) has occurred.
“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held by the Trust and its Subsidiaries (or by an EAT with respect to a 1031 Property) other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens of a depository institution or securities intermediary arising by virtue of any statutory or common law provisions, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts or other funds maintained with such depository institution or securities intermediary (other than any of the foregoing intended as cash collateral)) or a Negative Pledge or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness.
“Unsecured Debt Service” means, at any time of determination, the Interest Expense (without giving effect to clause (b) of the definition thereof) in respect of all Reference Debt (including all Loans hereunder) for the two consecutive fiscal quarter period most recently ended.
“Unsecured Debt Service Coverage Ratio” shall mean the ratio of (a) Unencumbered NOI to (b) Unsecured Debt Service.
“Unsecured Indebtedness” means, with respect to a Person, any Indebtedness of such Person which is not Secured Indebtedness (including all Loans hereunder); provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests in any Subsidiaries of the Trust shall be deemed to be Unsecured Indebtedness.
“Unsecured Indebtedness Adjustment” has the meaning given that term in Section 9.1.(c).

“U.S. Person” means (i) for purposes of Section 6.1(z) and Section 9.14 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.12.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person, one or more other Subsidiaries of such Person or any combination thereof. In addition, the term “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that has elected to be treated as a “real estate investment trust” in accordance with Section 856 through 860 of the Internal Revenue Code and in which either the Borrower or a Subsidiary of the Borrower described in in the first sentence of this definition owns 100% of the outstanding common Equity Interests and has management control.
“Withdrawal Liability” shall mean any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.] References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Trust or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Trust. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, (a) all references to time are references to Eastern time daylight or standard, as applicable and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day except that if any applicable Termination Date is not a Business Day, payments due on such Termination Date shall be due on the immediately preceding Business Day.
Section 1.3.Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Trust’s compliance with any financial covenant contained in any of the Loan Documents, only the Trust’s Ownership Share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.
Section 1.4.Benchmark Notification.
The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to: (a) the administration of, submission of, calculation of, or any other matter related to SOFR, Daily Simple SOFR, Term SOFR, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, comparable, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, SOFR, Daily Simple SOFR, Term SOFR, or any other Benchmark or the effect, implementation or composition of any Conforming Changes.
ARTICLE II. - CREDIT FACILITY
Section 2.1.Term Loans.
(a)Making of Term Loans. The Term Loans were advanced in full as “Term Loans” under and as defined in the Existing Credit Agreement and are subject to the provisions of Section 2.18.
(b)Requests for Term Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Term Loans after the Effective Date. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of Term SOFR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans or Daily Simple SOFR Loans, on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by electronic mail on the same day of the giving of such telephonic notice. The Agent will transmit by electronic mail the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Term Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice shall be irrevocable once given and binding on the Borrower.
(c)Funding of Term Loans. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Term Lender of the Class of Term Loans being requested will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of such Class of Term Loans to be made by such Term Lender. With respect to a Class of Term Loans to be made after the Effective Date as Additional Term Loans pursuant to Section 2.17. below, unless the Agent shall have been notified by any Term Lender of the Class of Term Loans being requested prior to the specified date of borrowing that such Term Lender does not intend to make available to the Agent the Term Loan to be made by such Term Lender on such date, the Agent may assume that such Term Lender will make the proceeds of such Term Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by such Term Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing. No Term Lender of a Class making Additional Term Loans under Section 2.17. below shall be responsible for the failure of any other Term Lender in such Class to advance its portion of the requested Class of Term Loans to be made as Additional Term Loans made pursuant to Section 2.17. below or to perform any other obligation to be made or performed by such other Term Lender hereunder, and the failure of any Term Lender of a Class of Term Loans to advance its portion of such Class of Term Loans or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Term Lender of such Class of Term Loans to advance its portion of such Class of Term Loans or to perform any other obligation to be made or performed by such other Lender.
Section 2.2.Revolving Loans.
(a)Making of Revolving Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Termination Date, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Lender’s Revolving Loan Commitment. Notwithstanding Section 3.5.(a) but subject to Section 2.16., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Loan Commitments. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.
(b)Requests for Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of Term SOFR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans and Daily Simple SOFR Loans, on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by electronic mail on the same day of the giving of such telephonic notice. The Agent will transmit by electronic mail the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Revolving Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.
(c)Funding of Revolving Loans. No later than 2:00 p.m. on the date specified in the Notice of Borrowing, each Revolving Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Revolving Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Lender prior to the specified date of borrowing that such Revolving Lender does not intend to make available to the Agent the Revolving Loan to be made by such Revolving Lender on such date, the Agent may, but shall not be obligated to, assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Agent the proceeds of such Revolving Loan, then such Revolving Lender and the Borrower severally agree to pay to the Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to such Revolving Loans. If the Borrower and such Revolving Lender shall pay the amount of such interest to the Agent for the same or overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays to the Agent the amount of such Revolving Loan, the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.
Section 2.3.[Intentionally Omitted].
Section 2.4.Swingline Loans.
    (a)    Swingline Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall pay the Agent for the account of the Swingline Lender the amount of such excess within one Business Day of demand therefor. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

    (b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 3:00 p.m. on the proposed date of such borrowing. Any such notice given telephonically shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by electronic mail on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 4:00 p.m. on such date.

    (c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Daily Simple SOFR plus the Applicable Margin for Revolving Loans that are SOFR Loans. Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6. with respect to interest on Revolving Loans that are SOFR Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

    (d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and in any event, within 5 Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Revolving Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower and if the Borrower has not already submitted a timely Notice of Borrowing for the purpose of repaying such Swingline Loan, the Swingline Lender may, on behalf of the Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), request a borrowing of Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing, and the Agent shall give prompt notice of such borrowing to the Revolving Lenders. No later than 2:00 p.m. on such date, each Revolving Lender will make available to the Agent at the Principal Office for the account of the Swingline Lender in immediately available funds, the proceeds of the Base Rate Loan to be made by such Revolving Lender, and, to the extent of such Base Rate Loan, such Revolving Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by the Base Rate Loan. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Revolving Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Loan Commitment Percentage in such Swingline Loan. If the Revolving Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 10.1.(f) or 10.1.(g), upon notice from the Agent or the Swingline Lender, each Revolving Lender severally agrees to pay to the Agent for the account of the Swingline Lender in respect of such participation the amount of such Revolving Lender’s Revolving Loan Commitment Percentage of each outstanding Swingline Loan. If such amount is not in fact made available to the Agent by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Revolving Lender does not pay such amount forthwith upon demand therefor by the Agent or the Swingline Lender, and until such time as such Revolving Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Revolving Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 10.1.(f) or 10.1.(g)) or the termination of any Revolving Lender’s Revolving Loan Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.5.Letters of Credit.
(a)Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount; provided, that in the event that the Agent’s ratings assigned by a Rating Agency are below a contractual threshold binding on the Borrower or any Subsidiary, then a Revolving Lender meeting or exceeding such threshold may, upon the request of the Borrower, issue a Letter of Credit requested by the Borrower and such Revolving Lender shall be entitled to the various benefits of the Agent under this Agreement as issuer of such Letter of Credit and each other Revolving Lender shall have the obligations set forth herein to such Revolving Lender with respect to such Letter of Credit. For the purposes of this Agreement, the Existing LC shall be deemed issued pursuant to the terms of this Agreement and shall be considered a Letter of Credit under this Agreement, KeyBank shall be entitled to the various benefits of the Agent under this Agreement as issuer of the Existing LC and each Revolving Lender shall have the obligations set forth herein to KeyBank with respect to the Existing LC.

(b)Terms of Letters of Credit. At the time of issuance, renewal or increase, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the reasonable approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the date that is 30 days prior to the Revolving Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit to a date later than 30 days prior to the Revolving Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Agent for its benefit and the benefit of the Revolving Lenders no later than 30 days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit.
(c)Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V, the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of Section 2.5.(i) such Lender’s Revolving Loan Commitment Percentage of such payment.
(e)Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if they do, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent not later than 1:00 p.m. or (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)Effect of Letters of Credit on Revolving Loan Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Loan Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Loan Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Agent or any Lender any liability to the Borrower or any Lender. In this regard, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.
(h)Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Class Lenders of the Class of Lenders with Revolving Loan Commitments and/or holding Revolving Loans (or each Revolving Lender directly affected thereby, if required by Section 12.6.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6(b).
(i)Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit (or in the case of the Existing LC, upon the Effective Date) each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Loan Commitment Percentage of the liability of the Agent with respect to such Letter of Credit, and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Revolving Lender’s Revolving Loan Commitment Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of the Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Loan Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable solely to the Agent pursuant to Section 3.6.(b)). Notwithstanding the foregoing, in the event of a default in any Revolving Lender's obligations to fund under this Agreement exists or any Revolving Lender is at such time a Defaulting Lender, the Agent shall have the right, but not the obligation, to refuse to issue any Letter of Credit unless the Agent has entered into satisfactory arrangements with the Borrower and/or such Defaulting Lender to eliminate the Agent’s risk with respect to such Defaulting Lender.
(j)Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Loan Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.5.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Loan Commitment Percentage of such drawing except as otherwise provided in Section 3.11(a)(iv). If the notice referenced in the second sentence of Section 2.5(e) is received by a Revolving Lender not later than 11:00 a.m., then such Revolving Lender shall make such payment available to the Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent not later than 1:00 p.m. on the next succeeding Business Day. The obligation of each Revolving Lender to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or 10.1.(g), (iv) the termination of the Revolving Loan Commitments, or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)Information to Revolving Lenders. The Agent shall periodically deliver to the Revolving Lenders information setting forth the Stated Amount of all outstanding Letters of Credit. Other than as set forth in this subsection, the Agent shall have no duty to notify the Revolving Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under Section 2.5.(j).
(l)Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.6.Rates and Payment of Interest on Loans.
(a)Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)in the case of a Revolving Loan, during such periods as such Revolving Loan is (x) a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for Revolving Loans that are Base Rate Loans, (y) a Term SOFR Loan, at Term SOFR for such Revolving Loan for the Interest Period therefor, plus the Applicable Margin for Revolving Loans that are SOFR Loans, and (z) a Daily Simple SOFR Loan, at Daily Simple SOFR (as in effect from time to time) plus the Applicable Margin for Revolving Loans that are SOFR Loans; or
(ii)in the case of a Term Loan, during such periods as such Term Loan is (x) a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for Term Loans that are Base Rate Loans, (y) a Term SOFR Loan, at Term SOFR for such Term Loan for the Interest Period therefor, plus the Applicable Margin for Term Loans that are SOFR Loans, and (z) a Daily Simple SOFR Loan, at Daily Simple SOFR (as in effect from time to time) plus the Applicable Margin for Term Loans that are SOFR Loans.
Notwithstanding the foregoing, (x) while an Event of Default under Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist or (y) upon the vote of the Requisite Lenders in the case of the existence of any other Event of Default not described in the preceding clause (x), in each case, the Borrower shall pay to the Agent for the account of each Class of Lenders, the Swingline Lender, and the Agent, as the issuer of Letters of Credit, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of each Class of Loans made by such Lender, on all Reimbursement Obligations, respectively, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (a) as to any Base Rate Loan or Daily SOFR Loan, on the first day of each calendar month, provided if such day is not a Business Day, interest shall be due on the next succeeding Business Day, (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the next succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day, and (c) as to all Loans, the applicable Termination Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement or any other Loan Document.
Section 2.7.Number of Interest Periods.
There may be no more than (a) six (6) different Interest Periods for Revolving Loans that are Term SOFR Loans outstanding at the same time and (b) six (6) different Interest Periods for Term Loans that are Term SOFR Loans outstanding at the same time.
Section 2.8.Repayment of Loans.
(a)Revolving Credit Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date (or such earlier date on which the Revolving Loan Commitments are terminated in full in accordance with this Agreement).
(b)Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on the Term Loans on the Term Loan Termination Date (or such earlier date on which the Term Loans become due or are declared due in accordance with this Agreement).
Section 2.9.Prepayments.
(a)Optional. Subject to Section 4.4., the Borrower may prepay any Loan, in whole or in part, at any time without premium or penalty, provided that such prepayments shall be applied in such a manner as to limit, to the extent possible, the amounts due under Section 4.4. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan.
(b)Mandatory.
(i)Revolving Loan Commitment Overadvance. If at any time the aggregate amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities exceeds the aggregate amount of the Revolving Loan Commitments in effect at such time, the Borrower shall within two (2) Business Days after demand pay to the Agent for the account of the Revolving Lenders the amount of such excess.
(ii)[Reserved].
(iii)Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the applicable Revolving Loans pro rata in accordance with Section 3.2. If the Borrower is required to pay any outstanding Term SOFR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4., provided that such prepayments shall be applied in such a manner as to limit, to the extent possible, the amounts due under Section 4.4.
Section 2.10.Continuation.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any Term SOFR Loan, elect to maintain such Term SOFR Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Term SOFR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or electronic mail, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loans, Class and portions thereof subject to such Continuation, and (c) the duration of the selected Interest Period, all of which of the foregoing (a), (b) and (c) shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender holding Loans being Continued by electronic mail, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Term SOFR Loan having an Interest Period of one month effective as of the expiration of date of such current Interest Period notwithstanding the first sentence of Section 2.11. or the Borrower’s failure to comply with any of the terms of such Section. If a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.11.Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type but of the same Class; provided, however, a Base Rate Loan may not be Converted to a SOFR Loan if a Default or Event of Default shall exist. Any Conversion of a Term SOFR Loan of a Class into a Base Rate Loan or Daily Simple SOFR Loan of such Class shall be made on, and only on, the last day of an Interest Period for such Term SOFR Loan and, upon Conversion of a Base Rate Loan into a SOFR Loan or of a Daily Simple SOFR Loan into a Term SOFR Loan or Base Rate Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans or Daily Simple SOFR Loans and on the third Business Day prior to the date of any proposed Conversion into Term SOFR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender holding Loans being Converted by electronic mail, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or electronic mail in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.12.Notes.
(a)Note. The Loans of a Class made by a Lender shall, in addition to this Agreement, if requested by such Lender, also be evidenced by a promissory note of the Borrower payable to such Lender, or its registered assignee, in a principal amount equal to, in the case of a Revolving Lender, or its registered assignee, the amount of its Revolving Loan Commitment as originally in effect and otherwise duly completed, and in the case of a Term Lender, or its registered assignee, the initial principal amount of its Term Loan, as applicable, at the time of the making or acquisition of such Term Loan as originally in effect and, in each case, otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the Swingline Lender, or its registered assignee.
(b)Records. The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Agent pursuant to Section 3.10, in the absence of manifest error, the statements of account maintained by the Agent pursuant to Section 3.10 shall be controlling.
(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13.Voluntary Reduction of the Revolving Loan Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Loan Commitments (for which purpose use of the Revolving Loan Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans, without duplication) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice from the Borrower to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given (but may be conditioned upon the consummation of a refinancing, change of control event or other capital transaction that does not close on the originally anticipated closing date) and effective only upon receipt by the Agent; provided, however, (a) that the Revolving Lenders shall be indemnified for any breakage and redeployment costs associated with any Term SOFR Loans, (b) any reductions shall be in the minimum increments set forth in Section 3.5.(c), and (c) the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is terminating the Commitments in full. The Agent will promptly transmit such notice to each Revolving Lender. Without limiting the provisions of Section 2.17.(c), the Revolving Loan Commitments, once terminated or reduced may not be increased or reinstated.

Section 2.14.Extension of Termination Dates.
(a)The Borrower shall have the right to extend the Revolving Termination Date either (i) on two separate occasions, by six (6) months on each such occasion, first to July 30, 2030 and then to January 31, 2031 (the “6-month Option”) or (ii) by an additional one-year period to January 31, 2031, which extension right under this clause (ii) shall be exercisable once during the term of this Agreement and shall not be available if the Borrower elects to use the extension right under clause (i) above. The Borrower may exercise such right only by executing and delivering to the Agent at least 30 days but not more than 120 days prior to the then-effective Revolving Termination Date, a written request for such extension in the form of Exhibit N hereto (an “Extension Request”). The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for six (6) months or one (1) year, as applicable, effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (y) in connection with each such extension: (x) immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist, and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Extension Request with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, (y) the Borrower shall have paid the Fees payable under Section 3.6(c), and (z) if the Borrower elects to use the 6-month Option, for the extension to January 31, 2031, the extension to July 30, 2030 shall first have been exercised in accordance with the terms hereof.
(b)The Borrower shall have the right, exercisable on two separate occasions, to extend the Term Loan Termination Date by one (1) year on each such occasion, first to January 31, 2030 and then to January 31, 2031. The Borrower may exercise such right only by executing and delivering to the Agent at least 30 days but not more than 120 days prior to the then-effective Term Loan Termination Date, an Extension Request. The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Term Loan Termination Date shall be extended for one (1) year effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (y) in connection with each such extension: (x) immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist, and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Extension Request with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (y) the Borrower shall have paid the Fees payable under Section 3.6(d).

Section 2.15.Expiration or Maturity Date of Letters of Credit Past Revolving Termination Date.
(a)If on the date the Revolving Loan Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Collateral Account, the Borrower shall, on such date, pay to the Agent, for its benefit and the benefit of the Revolving Lenders, for deposit into the Collateral Account an amount of money equal to such excess.
(b)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.
(c)The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(d)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Revolving Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(e)If an Event of Default exists, the Requisite Class Lenders of Revolving Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4. Notwithstanding the foregoing, the Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.
(f)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.5. (b) for deposit into the Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever.
(g)The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
Section 2.16.Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, the Swingline Lender shall not be required to make a Swingline Loan, the Agent shall not be required to issue a Letter of Credit and no reduction of the Revolving Loan Commitments pursuant to Section 2.13. shall take effect, if immediately after the making of any such Loan or such reduction in the Revolving Loan Commitments:
(a)the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Loan Commitments at such time; or
(b)[Reserved].
Section 2.17.Increase in Revolving Loan Commitments; Additional Term Loans.
(a)[Intentionally Omitted].
(b)The Borrower shall have the right at any time and from time to time beginning on the Effective Date to but excluding the Term Loan Termination Date to request the making of additional Term Loans (the “Additional Term Loans”) (provided that after giving effect to any Additional Term Loans pursuant to this Section, the aggregate amount of the Revolving Loan Commitments and outstanding Term Loans of the Lenders shall not exceed $1,800,000,000.00 less any prepayments of the Term Loans) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such borrowing of Additional Term Loans must be in a minimum amount of $25,000,000.00.
(c)The Borrower shall have the right at any time and from time to time beginning on the Effective Date to but excluding the Revolving Termination Date to request increases in the amount of the Revolving Loan Commitments (provided that after giving effect to any increases in the Revolving Loan Commitments pursuant to this Section, the aggregate amount of the Revolving Loan Commitments and outstanding Term Loans of the Lenders shall not exceed $1,800,000,000.00 less any prepayments of the Term Loans) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Revolving Loan Commitments must be in an aggregate minimum amount of $25,000,000.00.
(d)No Lender shall be required to increase its Revolving Loan Commitment, to provide a new Revolving Loan Commitment or to make an Additional Term Loan, including by way of increasing the principal amount of its existing Term Loans, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender agrees to increase its Revolving Loan Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or increases its Revolving Loan Commitment, in the case of an existing Revolving Lender) (and as a condition thereto) purchase from the other Revolving Lenders its applicable Revolving Loan Commitment

Percentage (or in the case of an existing Revolving Lender, the increase in the amount of its applicable Revolving Loan Commitment Percentage, in each case as determined after giving effect to the increase of Revolving Loan Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Revolving Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Lender plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.5(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 4.4 as a result of the prepayment of any such Revolving Loans. No increase of the Revolving Loan Commitments may be effected, and no Additional Term Loans may be made, under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. In connection with any increase in the aggregate amount of the Revolving Loan Commitments or the making of Additional Term Loans pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Revolving Loan Commitment or making Additional Term Loans, receives new or replacement Notes, as appropriate, in the amount of such Lender's Revolving Loan Commitment or reflecting such Additional Term Loans of the Class of Term Loans made by such Lender within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Revolving Loan Commitments or the making of Additional Term Loans. Any increase in the Revolving Loan Commitments or making of Additional Term Loans pursuant to this Section 2.17. shall be subject to the condition that the Borrower shall have paid to the Agent, such fees as shall be due to Agent and/or the Lenders at such time under the Fee Letter or as may be agreed-upon between the Borrower, on the one hand, and each new Lender and/or any existing Lender increasing its Revolving Loan Commitment or making Additional Term Loans, on the other hand. The provisions of this Section 2.17. shall not constitute a “commitment” to lend, and the Revolving Loan Commitments of the Lenders shall not be increased and no Additional Term Loans may be made until satisfaction of the provisions of this Section 2.17. and, in the case of an increase of the Revolving Loan Commitments, until the actual increase of the Revolving Loan Commitments as provided herein. The date an increase of the Revolving Loan Commitments or the making of Additional Term Loans, as applicable, becomes effective pursuant to this Section 2.17. is referred to herein as an “Increase Effective Date”, with any such increase or making of Additional Term Loans being conditioned upon, as required by any such new Lender and/or existing Lender increasing its Revolving Loan Commitment or making Additional Term Loans, receipt of (A) a certificate from the Borrower (1) certifying and attaching resolutions authorizing the increase in Revolving Loan Commitments and/or borrowing of Additional Term Loans, as applicable, (2) resolutions of each Guarantor, if any, authorizing the Guaranty of such increase in Revolving Loans and/or the borrowing of Additional Term Loans and (3) confirming the conditions set forth in (x) and (y) above have been satisfied, and (B) a customary legal opinion from Borrower’s counsel.

Section 2.18.Reallocation of Lender Pro Rata Shares; No Novation.
On the Effective Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement. As of the Effective Date, the remaining “Lenders” under (and as defined in) the Existing Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule I hereto and by its execution and delivery of this Agreement, each such Lender hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of commitments occurring on the Effective Date as a result of the termination of the commitments of the Exiting Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Exiting Lenders, and the reallocation of the Commitments contemplated hereunder. On the Effective Date, the Loans and related Obligations made under the Existing Credit Agreement shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lenders of any other documentation, and all such Loans currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders party hereto as follows:
(a)On the Effective Date, each Lender that will have a greater Revolving Loan Commitment Percentage or Term Loan Percentage upon the Effective Date than its Revolving Loan Commitment Percentage (under and as defined in the Existing Credit Agreement) or Term Loan Percentage (under and as defined in the Existing Credit Agreement only), respectively, immediately prior to the Effective Date (each, a “Purchasing Lender”), without executing an Assignment and Assumption, shall be deemed to have purchased assignments pro rata from each Lender in the applicable Class that will have a smaller Revolving Loan Commitment Percentage (under and as defined in the Existing Credit Agreement) or Term Loan Percentage (under and as defined in the Existing Credit Agreement only), respectively, upon the Effective Date than its Revolving Loan Commitment Percentage (under and as defined in the Existing Credit Agreement) or Term Loan Percentage (under and as defined in the Existing Credit Agreement only), respectively, immediately prior to the Effective Date (each, a “Selling Lender”) in all such Selling Lender’s rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Lender Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitments as set forth in Schedule I hereto and a corresponding Revolving Loan Commitment Percentage or Term Loan Percentage, as applicable, of all Loans and other Revolving Loan Exposure then outstanding under such Class. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and other participation and without recourse, representation or warranty, except that each Selling Lender shall be deemed to represent and warrant to each applicable Purchasing Lender that the Lender Assigned Rights and Obligations of such Selling Lender being assigned to such Purchasing Lender are not subject to any Liens created by that Selling Lender. For the avoidance of doubt, in no event shall the aggregate amount of each Lender’s Revolving Loan Exposure outstanding at any time exceed its Revolving Loan Commitment or the principal amount of its Term Loans exceed its Term Loan Commitment, in each case, as set forth in Schedule I hereto.
(b)The Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Effective Date. Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Agent, in same day funds, at the office of the Agent not later than 12:00 P.M. (New York time) on the Effective Date. The Agent shall distribute on the Effective Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule I hereto or at such other address as such Lender may request in writing to the Agent.
(c)Nothing in this Agreement shall be construed as a discharge, extinguishment or novation of the Obligations of the Loan Parties outstanding under the Existing Credit Agreement, which Obligations shall remain outstanding under this Agreement after the date hereof as “Revolving Loans” or “Term Loans”, as applicable, except as expressly modified hereby or by instruments executed concurrently with this Agreement.
Section 2.19.ESG Adjustments.

(a)No later than twelve (12) months after the Agreement Date, the Borrower, in consultation with the Sustainability Structuring Agent and Arrangers, shall be entitled, but shall not be required, to establish specified key performance indicators (“KPIs”) with respect to certain environmental (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Structuring Agent, the Arrangers, and the Borrower may amend this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the provisions relating to the KPIs (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising Requisite Lenders have delivered to the Agent (who shall promptly notify the Borrower) written notice that such Requisite Lenders object to such ESG Amendment. In the event that Requisite Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment (the “Updated ESG Amendment”) may be effectuated with the consent of the Borrower, the Arrangers, and the Sustainability Structuring Agent, and any such Updated ESG Amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising Requisite Lenders have delivered to the Agent (who shall promptly notify the Borrower) written notice that such Requisite Lenders object to such Updated ESG Amendment. Upon the effectiveness of any such ESG Amendment or Updated ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the Applicable Margin will be made; provided that (i) such adjustments shall be made in two steps based on two appropriate KPIs, as mutually agreed by the Borrower and the Sustainability Structuring Agent, (ii) the amount of the initial such adjustment shall be made upon achievement of an initial such KPI, as mutually agreed by the Borrower and the Sustainability Structuring Agent, which adjustment shall not exceed a decrease of 0.01% per annum, (iii) the amount of the second such adjustment shall be made upon achievement of a second such KPI, as mutually agreed by the Borrower and the Sustainability Structuring Agent, which adjustment shall not exceed an additional decrease of 0.01% per annum, (iv) the aggregate amount of the adjustments described in this sentence shall not exceed a decrease of 0.02% per annum, and (v) in no event shall the Applicable Margin be less than zero. The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Margin Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, which may include a report from a mutually-agreeable sustainability assurance provider, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Borrower and the Sustainability Structuring Agent (each acting reasonably). Following the effectiveness of any such ESG Amendment or Updated ESG Amendment, as the case may be, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Requisite Lenders so long as such modification does not have the effect of reducing the Applicable Margin to a level not otherwise permitted by this Section 2.19.

(b)The Sustainability Structuring Agent will assist the Borrower in (i) determining the ESG Pricing Provisions in connection with any ESG Amendment and (ii) preparing informational materials focused on ESG to be used in connection with any ESG Amendment.
(c)This Section 2.19 shall supersede any provisions in Section 12.6 to the contrary.
ARTICLE III. - PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1.Payments.
(a)Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time at the applicable Lending Office of such Lender. If the Agent fails to pay such amount to a Lender within one Business Day of receipt of such amount, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
(b)Presumptions Regarding Payments by Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
Section 3.2.Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.2.(a), 2.4.(e) and 2.5.(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.6.(a), the first sentence of Section 3.6.(b), and Section 3.6.(c) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Loan Commitments under Section 2.13. shall be applied to the respective Revolving Loan Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Loan Commitment Percentages; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.11., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Loan Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Loan Commitment Percentages; (c) the making of a Class of Term Loans under Section 2.1.(a) shall be made from the applicable Class of Term Lenders, pro rata according to the amounts of their respective Term Loan Commitments of such Class; (d) each payment or prepayment of principal of a Class of Term Loans shall be made for the account of the Term Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of such Class of Term Loans held by them; (e) each payment of interest of a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Class of Loans then due and payable to the respective Class of Lenders; (f) the making, Conversion and Continuation of Loans of a particular Class and Type (other than Conversions provided for by Sections 4.1.(c) and 4.6.) shall be made pro rata among the Lenders of such Class according to the outstanding amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Class and Type shall be coterminous; (g) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.5., shall be in accordance with their respective Revolving Loan Commitment Percentages; and (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4., shall be in accordance with their respective Revolving Loan Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.4.(e), in which case such payments shall be pro rata in accordance with such participating interests).
Section 3.3.Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrowers or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class of such Lender pro rata in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender of a Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4.Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.Minimum Amounts.
(a)Borrowings and Conversions. Except as otherwise provided in Sections 2.4.(e) and 2.5(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof. Each borrowing of, Conversion to and Continuation of SOFR Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess of that amount.
(b)Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).
(c)Reductions of Revolving Loan Commitments. Each reduction of the Revolving Loan Commitments under Section 2.13. shall be in minimum decrements of $10,000,000.00.
(d)Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000.00.
Section 3.6.Fees.
(a)Facility Fee. Commencing on the Effective Date and until the Revolving Termination Date, the Borrower agrees to pay to the Agent for the pro rata account of each Revolving Lender (based on each Revolving Lender’s Revolving Loan Commitment) a facility fee which shall accrue at a rate per annum equal to the Applicable Facility Fee times the aggregate amount of the Revolving Loan Commitments. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Loan Commitments or reduction of the Revolving Loan Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(b)Letter of Credit Fees. The Borrower agrees to pay to the Agent for the pro rata account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, (ii) the Revolving Termination Date, (iii) the date the Revolving Loan Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, an issuance fee (with such issuance fee being paid to any Revolving Lender other than Agent that issues a Letter of Credit hereunder) in respect of each Letter of Credit equal to the greater of (i) $500.00 or (ii) one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.
(c)Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Revolving Termination Date in accordance with Section 2.14.(a), the Borrower agrees to pay to the Agent for the pro rata account of each Revolving Lender (based on each Revolving Lender’s respective Revolving Loan Commitment) a fee in connection with each extension of the Revolving Termination Date equal to (i) if the Borrower elects to use the 6-month Option pursuant to Section 2.14.(a)(i), (x) in the case of the first extension pursuant to Section 2.14.(a)(i), five hundredths of one percent (0.05%) of the amount of such Lender’s Revolving Loan Commitment (whether or not utilized) in effect on the effective date of such extension, and (y) in the case of the second extension pursuant to Section 2.14.(a)(i), seven and one-half hundredths of one percent (0.075%) of the amount of such Lender’s Revolving Loan Commitment (whether or not utilized) in effect on the effective date of such extension, or (ii) in the case of any extension pursuant to Section 2.14.(a)(ii), twelve and one-half hundredths of one percent (0.125%) of the amount of such Lender’s Revolving Loan Commitment (whether or not utilized) in effect on the effective date of such extension. Such fee shall be due and payable in full on the date the Agent receives each Extension Request pursuant to such Section.
(d)Term Loan Extension Fee. If the Borrower exercises its right to extend the Term Loan Termination Date in accordance with Section 2.14.(b), the Borrower agrees to pay to the Agent for the pro rata account of each Term Lender (based on each Term Lender’s respective Term Loan Percentage) a fee in connection with each extension of the Term Loan Termination Date equal to twelve and one-half hundredths of one percent (0.125%) of the amount of such Lender’s outstanding Term Loans at the time of each such extension. Such fee shall be due and payable in full on the date the Agent receives each Extension Request pursuant to such Section.
(e)Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent pursuant to the Fee Letter and as may otherwise be agreed to in writing by the Borrower and the Agent from time to time.
(f)Sustainability Structuring Fees. The Borrower agrees to pay to the Sustainability Structuring Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Sustainability Structuring Agent.
Section 3.7.Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, any accrued interest on any SOFR Loan shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8.Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to them forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.9.Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10.Statements of Account.
The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.11.Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the Agent shall give prompt notice thereof to the Lenders, and until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders and Requisite Class Lenders and in Section 12.6(c).
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 12.3.), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Agent, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, unless funded by another Lender; fourth, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Agent and the Borrower (so long as no Default or Event of Default exists), to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) (A) such payment is a payment of the principal amount of any Revolving Loans (or participations, if applicable, under Section 2.5.(j)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Revolving Loans were made at a time when the conditions set forth in Section 5.2. were satisfied or waived (or were Revolving Loans made or participations acquired pursuant to Section 2.5.(j)), such payment shall be applied solely to pay the Revolving Loans (or participations) of all non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Revolving Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to subsection (a)(iv) below and (y)(A) such payment is a payment of the principal amount of any Class of Term Loans in respect of which such Defaulting Lender has not fully funded its share, and (B) such Term Loans were made at a time when the conditions set forth in Section 5.2. were satisfied or waived, such payment shall be applied solely to pay the Term Loans of such Class of all non-Defaulting Lenders of such Class on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans of such Class are held by the Term Lenders of such Class pro rata in accordance with the Term Loan Commitments for such Class of Term Loans. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.11.(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. During any period that a Lender is a Defaulting Lender, such Defaulting Lender’s Commitment and outstanding Loans shall be excluded for purposes of calculating any Fees payable to the Lenders under Section 3.6.(a), 3.6.(b) and 3.6.(c) (provided, as to Section 3.6.(c), such Defaulting Lender shall be paid a pro rata (based on the remaining time to the extended Revolving Termination Date) amount of extension fee at such time as it ceases to be a Defaulting Lender), and during such period the Borrower shall not be required to pay, and such Defaulting Lender shall not be entitled to receive, any such Fees otherwise payable to such Defaulting Lender under such Sections, provided the Borrower shall be required to pay the pro rata amount of such fees to the Revolving Lenders assuming the participation exposure with respect to any Letters of Credit or Swingline Loan or related to any funding made by any Revolving Lender covering such Defaulting Lender’s share of any Loan.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Revolving Lender which is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Lender which is not a Defaulting Lender to acquire, refinance or fund participations in (A) Letters of Credit pursuant to Section 2.5. or (B) Swingline Loans pursuant to Section 2.4., the Revolving Loan Commitment Percentage of each Revolving Lender which is not a Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only if (i) the conditions set forth in Section 5.2. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (ii) such reallocation would not cause the aggregate Revolving Loan Exposure of such Non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(b)Cash Collateral, Repayment of Swingline Loans.
    (i)    If the reallocation described in the immediately preceding subsection (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Agent’s Fronting Exposure in accordance with the procedures set forth in this subsection.

    (ii)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within 1 Business Day following the written request of the Agent, the Borrower shall Cash Collateralize the Agent’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Agent with respect to Letters of Credit issued and outstanding at such time.

    (iii)    The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Agent, and agree to maintain, a perfected security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Agent with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

    (iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligations of the Defaulting Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Agent’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender in accordance with the immediately following subsection (c)), or (y) the determination by the Agent that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(c)Defaulting Lender Cure. If the Borrower and the Agent, and solely in the case of a Defaulting Lender that is a Revolving Lender, the Swingline Lender, agree in writing in their sole discretion (with no consent required from the Borrower if any Default or Event of Default exists) that a Defaulting Lender that is a Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any cash collateral), that Lender (i) if a Revolving Lender, will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their applicable Revolving Loan Commitment Percentages (without giving effect to Section 3.11.(a)(iv)) and/or (ii) if a Term Lender of a Class of Term Loans will, if at such time the Term Loan Commitments of such Class have not been fully utilized or terminated and to the extent applicable, purchase that portion of the outstanding Term Loans of such Class of the other Term Lenders of such Class to cause the Term Loans of such Class to be held by the Term Lenders of such Class pro rata in accordance with the Term Loan Commitments for such Class of Term Loans as if there had been no Defaulting Lender of such Class, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(d)New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Agent shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(e)Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment and/or Loans. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment and/or Loans in proportion to the Commitments and/or Loans of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5. for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5., shall pay to the Agent an assignment fee in the amount of $7,000.00. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). Notwithstanding the foregoing, the Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
Section 3.12.Taxes.
(a)Issuing Bank. For purposes of this Section, the term “Lender” includes the Agent in its capacity as issuer of Letters of Credit hereunder and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower and the other Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) other than any penalties and interest resulting from the gross negligence or willful misconduct of such Recipient, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower or such other Loan Party reasonably believes that such Taxes were not correctly or legally asserted, such Recipient will use reasonable efforts to cooperate with the Borrower or such other Loan Party to obtain a refund of such Taxes (which shall be repaid to the Borrower or such other Loan Party in accordance with subsection 3.12(h)) so long as such efforts would not, in the sole determination of such Recipient, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or such other Loan Party or be otherwise materially disadvantageous to such Recipient, and provided further that neither the Borrower nor any other Loan Party will be required to compensate any Recipient pursuant to this Section 3.12(d) for any interest, additions to tax or penalties that accrue after 270 days after the date such Recipient first receives notice of the relevant Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Agent following its resignation or removal as Agent.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)Status of Lenders.

    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

    (ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

    (A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

    (B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

    (I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

    (II)    executed copies of IRS Form W-8ECI;

    (III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A)

of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

    (IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;

    (C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

    (D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

    (E)    On or before the date it becomes a party to this Agreement, if the Agent is a U.S. Person, it shall deliver to the Borrower (in such number as shall be requested by the recipient) executed copies of the IRS Form W-9, or any subsequent versions or successors to such form, certifying that it is exempt from U.S. federal backup withholding. Notwithstanding anything to the contrary, nothing in this Section 3.12(g)(ii)(E) shall require the Agent to deliver any documentation that it is not legally eligible to deliver as a result of any Regulatory Change after the date hereof. The Agent, and any successor or supplemental Agent, that is not a U.S. Person, shall deliver to the Borrower (in such number as shall be requested by the recipient) executed copies of IRS Form W-8IMY certifying that it is a "U.S. branch" and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV. - YIELD PROTECTION, ETC.
Section 4.1.Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within thirty (30) days after written demand by such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall pay to the Agent for the account of each affected Lender from time to time, within thirty (30) days after written demand, such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any SOFR Loans or its obligation to make any SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its SOFR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and Connection Income Taxes)); or (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (or corporation controlling such Lender), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); (iii) has or would have the effect of reducing the rate of return on capital of such Lender (or a corporation controlling such Lender) to a level below that which such Lender (or such corporation) could have achieved but for such Regulatory Change (taking into consideration such Lender’s (or such corporation’s) policies with respect to capital adequacy); or (iv) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)Lender’s Suspension of SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, SOFR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
(d)Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3

Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.
(e)Notification and Determination of Additional Costs. The Agent and each Lender agree to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, except as provided below, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of their obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith and consistent with such Person’s general practices under similar circumstances in respect of similarly situated customers (it being agreed that none of the Agent or any Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Borrower shall pay the Agent or any Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof. Notwithstanding the foregoing, the Borrower shall not be required to pay Additional Costs pursuant to this Section if such Additional Costs were incurred more than 180 days prior to the date that the Agent or an applicable Lender notifies the Borrower of the events giving rise to such notice and of the Agent’s or such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such Additional Costs is retroactive then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof). The applicable Borrower shall pay the Agent and/or any such Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section 4.2.Suspension of SOFR Loans.
(a)If (A) the Agent determines (which determination shall be conclusive and binding on the Borrower) that the Daily Simple SOFR, Term SOFR, or SOFR cannot be determined temporarily pursuant to the definition thereof other than due to a Benchmark Transition Event, or (B) the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Daily Simple SOFR or Term SOFR with respect to a SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Requisite Lenders have provided notice of such determination to the Agent, in each case of (A) and (B) with respect to a Term SOFR Loan, on or prior to the first day of any Interest Period applicable to such Term SOFR Loans and with respect to a Daily Simple SOFR Loan, at any time, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower and each Lender, (i) any obligation of the Lenders to make or Continue SOFR Loans or to Convert Base Rate Loans to SOFR Loans shall be suspended to the extent of the applicable Interest Period, (ii) all Term SOFR Loans of the affected Interest Period shall be deemed to have been converted into (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of clauses (A) or (B) above, or (y) Base Rate Loans if Daily Simple SOFR is the subject of clauses (A) or (B) above, and all Daily Simple SOFR Loans shall be immediately converted into Base Rate Loans, and (iii) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate, in each case, until the Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of clauses (A) or (B) above, or (y) Base Rate Loans if Daily Simple SOFR is the subject of clauses (A) or (B) above, in each case, in the amount specified therein. Upon any such conversion, (i) the Borrower shall also pay any additional amounts required pursuant to Section 4.1.(b); and/or (ii) if the Agent determines (which determination shall be conclusive and binding on the Borrower) that Daily Simple SOFR, Term SOFR, or SOFR cannot be determined permanently pursuant to the definition thereof as a result of a Benchmark Transition Event, the Agent will promptly so notify the Borrower and each Lender, and the provisions of Section 4.9 of this Agreement shall be applicable. Unless and until the Agent and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 4.9. of this Agreement, all Loans shall be (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of clauses (A) or (B) above, or (y) Base Rate Loans if Daily Simple SOFR is the subject of clauses (A) or (B) above.
Section 4.3.Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain SOFR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, SOFR Loans shall be suspended until such time as such Lender may again make and maintain SOFR Loans (in which case the provisions of Section 4.6. shall be applicable).
Section 4.4.Compensation.
The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is directly attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a Term SOFR Loan, or Conversion of a Term SOFR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;
(b)any failure by the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment; or
(c)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a SOFR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a SOFR Loan or Continue a SOFR Loan on the requested date of such Conversion or Continuation.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof; provided, that in no event shall such compensation include any loss of anticipated profits. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.5.Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. The Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including without limitation, pursuant to Section 3.12. or 4.1.) with respect to periods up to the date of replacement.
Section 4.6.Treatment of Affected Loans.
If the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1(c) or 4.3., then such Lender’s SOFR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Term SOFR Loans (or, in the case of a Conversion required by Section 4.1(c) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) or immediately with respect to Daily Simple SOFR Loans and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:
(a)to the extent that such Lender’s SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and
(b)all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead A (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Daily Simple SOFR is the subject of such unavailability, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate

Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans or immediately for Daily Simple SOFR Loans, to the extent necessary so that, after giving effect thereto, (A) if such Lender is a Revolving Lender, all Revolving Loans held by the Revolving Lenders holding SOFR Loans and by such Revolving Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Loan Commitments and (B) if such Lender is a Term Lender, all Term Loans held by the Term Lenders holding SOFR Loans and by such Term Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with, prior to full utilization or termination of the Term Loan Commitments, their respective Term Loan Commitments and thereafter, the respective principal amount of their Term Loans.
Section 4.7.Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8.Assumptions Concerning Funding of SOFR Loans.
Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such SOFR Loans in an amount equal to the amount of the SOFR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
Section 4.9.Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 4.9. will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this Section 4.9.(a), all Loans shall be converted into Base Rate Loans in accordance with the provisions of Section 4.2. above.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 4.9., including, without limitation, any determination with respect to a tenor, rate or adjustment or implementation of any Conforming Changes, the timing or implementation of any Benchmark Replacement, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.9.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable borrower of SOFR Loans of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Daily Simple SOFR is the subject of such unavailability. Any outstanding affected SOFR Loans bearing interest at the then-current Benchmark shall be converted to (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Daily Simple SOFR is the subject of such unavailability, (I) with respect to any Daily SOFR Loans, immediately, and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Term SOFR (or then-current Benchmark) will not be used in any determination of the Base Rate.

ARTICLE V. - CONDITIONS PRECEDENT
Section 5.1.Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance or continuation of a Letter of Credit, is subject to the following conditions precedent:
(a)The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(i)Counterparts of this Agreement executed by each of the parties hereto;
(ii)Notes executed by the Borrower, payable to each Lender (if requested by such Lender) and complying with the applicable provisions of Section 2.12.;
(iii)[Reserved];
(iv)Opinions of counsel to the Loan Parties, addressed to the Agent and the Lenders and the Swingline Lender, addressing such matters as the Agent may reasonably request;
(v)The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation, Notices of Conversion, Notices of Swingline Borrowing and to request the issuance of Letters of Credit;
(viii)Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)Evidence that the Fees then due and payable under Section 3.6., and any other Fees, expenses and reimbursable amounts due and payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date, for which invoices have been presented to the Borrower at least 2 Business Days prior to the Effective Date, have been paid;
(x)A Compliance Certificate to be calculated based on the financial statements for the period ending as of September 30, 2025, after giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of any Loans to be funded on the Effective Date;
(xi)[reserved]; and
(xii)Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request;
(b)There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Trust and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(d)The Trust and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(e)Upon the reasonable request of any Lender made through the Agent at least seven (7) Business Days prior to the Agreement Date, the Borrower shall have provided to the Agent (and Agent shall forward to such Lender), and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, in each case at least three (3) Business Days prior to the Agreement Date; and
(f)At least five (5) Business Days prior to the Agreement Date, the Borrower shall deliver, to the Agent a Beneficial Ownership Certification in relation to the Borrower for any Lender that so requests through the Agent at least three (3) Business Days prior to the Agreement Date.
Section 5.2.Conditions Precedent to All Loans and Letters of Credit.
The obligations of the Lenders to make any Loans, of the Agent to issue Letters of Credit and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that:

(a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (c) in the case of a borrowing of Revolving Loans or Term Loans, the Agent shall have received a timely Notice of Borrowing, and in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance, increase or renewal of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article V have been satisfied.
ARTICLE VI. - REPRESENTATIONS AND WARRANTIES
Section 6.1.Representations and Warranties.
In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:
(a)Organization; Power; Qualification. The Borrower, the other Loan Parties and the other Subsidiaries (i) is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, except where the failure of such Person (other than any Loan Party) to be so organized, formed, validly existing or in good standing could not reasonably be expected to have, in each instance, a Material Adverse Effect, (ii) has the power and authority to own or lease its respective properties and to carry on its respective business as now being conducted, except where the failure of such Person (other than any Loan Party) to do so could not reasonably be expected to have, in each instance, a Material Adverse Effect and (iii) is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.
(b)Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Loan Parties (other than the Trust) and all Subsidiaries of the Trust setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in such Schedule or the periodic reports filed by the Trust with the Securities and Exchange

Commission, as of the Agreement Date (i) each of the Trust and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Eligible Property Subsidiary shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Subsidiary. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Trust, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Trust. As of the Effective Date, the information included in each Beneficial Ownership Certification is true and correct in all material respects.
(c)Authorization of Agreement, Etc. The Borrower has the corporate or other organizational right and power, and has taken all necessary corporate or other organizational action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and the other Loan Parties has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of the Borrower or any other Loan Party, or (B) any material indenture, material agreement or other material instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party, other than Liens permitted under this Agreement.
(e)Compliance with Law; Governmental Approvals. The Borrower, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)Title to Properties; Liens. As of the Agreement Date, Schedule 6.1.(f) is a complete and correct listing of all of the real property owned or leased by the Borrower, each other Loan Party and each other Eligible Property Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets that are material assets of the Trust and its Subsidiaries, taken as a whole. As of the Agreement Date, there are no Liens against any Eligible Unencumbered Asset except for Permitted Liens.
(g)Existing Indebtedness. Schedule 6.1.(g)(i) sets forth as of September 30, 2025, a complete and correct listing of all Indebtedness of the Trust and its Subsidiaries, including without limitation, Guarantees of the Trust and its Subsidiaries, and indicates whether such Indebtedness is Secured Indebtedness and Schedule 6.1.(g)(ii) sets forth an estimate of all Indebtedness of the Trust and its Subsidiaries incurred from October 1, 2025, to but excluding the date hereof, including without limitation, Guarantees of the Trust and its Subsidiaries, and indicates whether such Indebtedness is Secured Indebtedness, in each case with an outstanding principal amount (or notional amount, in the case of any Derivatives Contracts) of $5,000,000 or more.
(h)Existing Derivatives Contracts. Schedule 6.1.(h) is, as of Agreement Date, a true, correct and complete listing of each Derivatives Contract to which the Borrower is a party in existence on such date that has been entered into to hedge against fluctuations in interest rates.
(i)Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party or any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draw into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(j)Taxes. All federal, state and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6 and except in each case for noncompliance with respect to filing or payment which could not reasonably be expected to have a Material Adverse Effect. All charges, accruals and reserves on the books of the Trust and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
(k)Financial Statements. The Trust has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Trust and its consolidated Subsidiaries as of December 31, 2024, and the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity for the fiscal year ended on such date, with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of the Trust and its consolidated Subsidiaries as of September 30, 2025, and the related unaudited consolidated statements of operations and cash flows of the Trust and its consolidated Subsidiaries for the two fiscal quarters ended on such date. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Trust and its consolidated Subsidiaries at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnote disclosures). Neither the Trust nor any of its Subsidiaries has on the Agreement Date any contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, in each case, that could reasonably be expected to have a Material Adverse Effect and that would not be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.
(l)No Material Adverse Change. Since December 31, 2024, except as disclosed in the documents filed or furnished by the Borrower with the Securities and Exchange Commission in accordance with Section 12.14(c), there has been no material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Trust and its Subsidiaries taken as a whole. The Borrower is Solvent, and the Borrower, the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.
(m)ERISA.
    (i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s most recent remedial amendment cycle (as defined in Revenue Procedure 2007-44), (B) was adopted on or after January 1, 2017, and has either received a favorable determination letter for initial plan qualification from the Internal Revenue Service or has timely filed for a favorable determination letter for initial plan qualification from the Internal Revenue Service and such application is currently being processed by the Internal Revenue Service or (C) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Trust, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

    (ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

    (iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of the Plan Assets Regulation. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
(o)Absence of Defaults. None of the Borrower, any of the other Loan Parties or any of the other Subsidiaries is in default in any material respect under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any Material Contract (other than this Agreement) or judgment, decree or order to which the Borrower, any other Loan Party or any other Subsidiary is a party or by which the Borrower, any other Loan Party or any other Subsidiary, or any of their respective properties may be bound where, in the case of (ii), such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)Environmental Laws. Each of the Borrower, the other Loan Parties and the other Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, (i) the Trust is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, any other Loan Party or any other Subsidiary, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Trust’s knowledge, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating to any Environmental Laws. None of the Properties is listed on or, to the Trust’s knowledge, proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, except in each case, such listings and the liability or clean-up or remedial actions to be taken as a result of such listings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Trust’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or, to the best of the Trust’s knowledge, proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such generation, transportation or disposal could not reasonably be expected to have or result in a Material Adverse Effect.
(q)Investment Company. None of the Borrower, any of the other Loan Parties or any of the other Subsidiaries (i) is required to register as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) is subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r)Margin Stock. None of the Borrower, any of the other Loan Parties or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(s)Eligible Unencumbered Assets. As of the Agreement Date, Schedule EUP is a correct and complete list of all Eligible Unencumbered Assets. Each of the Properties included by the Borrower in the calculations of Unencumbered NOI and Unencumbered Asset Value satisfies all of the requirements in the definition of “Eligible Unencumbered Property”. Each of the Mortgage Receivables included by the Borrower in the calculations of Unencumbered Asset Value satisfies all of the requirements in the definition of “Eligible Mortgage Receivable”.
(t)Intellectual Property. The Borrower, the other Loan Parties and the other Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person except where the effect of such failure to own or have the right to use, or the effect of such conflict, could not reasonably be expected to have a Material Adverse Effect. The Borrower, the other Loan Parties and the other Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property, except to the extent the failure to take such steps could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(u)Business. As of the Agreement Date, the Trust and its Subsidiaries are engaged in the business of acquiring, owning, investing in and managing industrial properties and properties ancillary to the operation of industrial properties, together with other business activities incidental or reasonably related thereto.
(v)Broker’s Fees. Except as set forth in the Fee Letters, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby, other than fees payable to Lenders and the Agent. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Trust or any of its Subsidiaries ancillary to the transactions contemplated hereby.
(w)Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections, other forward looking statements and information of a general economic or industry nature) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the Borrower, the other Loan Parties and the other Subsidiaries taken as a whole or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading, after giving effect to, in the case of information, reports or other papers or data provided prior to the Agreement Date, all supplements and additions to such written information, reports papers and data also provided prior to the Agreement Date. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnote disclosures). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been made available to the Agent or any Lender were prepared in good faith based on reasonable assumptions as of the date of such information; provided, however, the Agent and the Lenders recognize that such projections as to future events are not to be viewed as facts or guarantees of future performance and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Effective Date, no fact is known to the Borrower which has had, or could reasonably be expected in the future to have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or the periodic reports filed by the Trust with the Securities and Exchange Commission or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
(x)REIT Status. The Trust has elected to be treated as, and qualifies as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code with respect thereto .
(y)Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws. None of the Borrower, Subsidiaries of the Borrower, the Borrower’s or its Subsidiaries’ respective directors, or officers, or, to the knowledge of the Borrower, the Borrower’s or any of the Borrower’s respective Subsidiaries’ employees and agents (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (ii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iii) has violated any Anti-Money Laundering Law in any material respect. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and the Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(z)Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered transaction” in which the relevant “covered foreign person” engaged in any activities referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (B) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 6.2.Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14. and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII. - AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 7.1.Preservation of Existence and Similar Matters.
    Except as otherwise permitted under Section 9.7., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence, (ii) preserve and maintain its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization; except, in the case of clauses (i) (solely with respect to any such Person other than the Loan Parties and Eligible Property Subsidiaries), (ii) and (iii) (other than maintenance of good standing in the jurisdiction of organization of such Loan Party or Subsidiary), where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.2.Compliance with Applicable Law.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

Section 7.3.Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear, casualty and condemnation excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the case of either (a) or (b), where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
Section 7.4.Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on, their respective businesses as described in Section 6.1(u).
Section 7.5.Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary or with respect to Properties where the tenant is responsible for providing insurance, the Subsidiary shall require such tenant to maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and the Borrower shall from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 7.6.Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past the due date therefor, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, would without further passage of time become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the applicable Borrower, or Subsidiary, in accordance with GAAP or (y) in respect of which the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 7.7.Visits and Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, and as often as may be reasonably requested, but only during normal business hours, and, so long as no Event of Default shall be in existence, not more than one time per calendar year, to: (a) visit and inspect all properties of the Borrower, the other Loan Parties and the other Subsidiaries to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance; provided, that, in the case of this clause (c), the Borrower is given an opportunity to have an officer of the Borrower present for such discussions; provided, that notwithstanding anything to the contrary in this Section 7.7, none of the Borrower, any of its Subsidiaries, or any other Loan Party will be required to provide or disclose any contract the disclosure of which to the Agent and the Lenders is prohibited by a confidentiality agreement entered into for purposes other than avoiding the Loan Parties’ and their Subsidiaries’ obligations under this Section 7.7 or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product. The exercise by the Agent or a Lender of its rights under this Section shall be at the expense of the Agent or such Lender, as the case may be, unless an Event of Default shall exist in which case it shall be at the expense of the Borrowers.
Section 7.8.Use of Proceeds; Letters of Credit.
The Borrower shall use the proceeds of the Loans and request the issuance of Letters of Credit for general corporate purposes, including repayment of Indebtedness, payment of fees, costs and expenses in connection with the consummation of this Agreement, working capital, and the acquisition, renovation and improvement of real property by means of the direct or indirect investment by the Borrower, including, in joint ventures.
Section 7.9.Environmental Matters.
The Borrower shall, and shall cause all of the other Loan Parties and all of the other Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any other Loan Party or any other Subsidiary: (a) receives notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receives notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any other Loan Party or any other Subsidiary alleging violations of any Environmental Law or requiring the Borrower, any other Loan Party or any other Subsidiary to take any action in connection with the release of Hazardous Materials or (c) receives any notice from a Governmental Authority or private party alleging that the Borrower, any other Loan Party or any other Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Borrower, any other Loan Party or any other Subsidiary. The Borrower shall, and shall cause the other Loan Parties and the other Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws in each case to the extent the failure to take such actions could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.10.Books and Records.
The Borrower shall, and shall cause each of the other Loan Parties and each of the other Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 7.11.Further Assurances.
The Borrower shall, at its cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12.Guarantors.
(a)Within ten (10) Business Days (or such later date as may be agreed to by the Agent in its reasonable discretion) following the date on which any of the following conditions first applies to any Subsidiary of the Borrower that is not already a Guarantor, the Borrower shall deliver to the Agent each of the following in form and substance reasonably satisfactory to the Agent: (i) a Guaranty, substantially in the form of Exhibit H, or, if such Guaranty has been previously executed, an Accession Agreement (or if at any such time all Guarantors have been released from the Guaranty and as a result of such releases the Guaranty has terminated, a Guaranty substantially in the form of the Exhibit H) executed by such Subsidiary, and (ii) the items that would have been delivered under Section 5.1.(a)(v) through (a)(viii) and Section 5.1.(a)(xii) (and, if requested by the Agent, the item that would have been delivered under Section 5.1.(a)(iv)) it had any such Subsidiary been a Guarantor on the Agreement Date, with each reference to “Agreement Date” in such subsections deemed to be a reference to the date the Accession Agreement referenced in the immediately preceding clause (i) is delivered to the Agent:
(A) such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Recourse Indebtedness of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount for all such Recourse Indebtedness so Guaranteed by all such Subsidiaries (individually or in the aggregate) in excess of $10,000,000 (except for (i) Guarantees of customary exceptions to nonrecourse indebtedness of its respective Subsidiaries for fraud, misapplication of funds, environmental indemnities and other similar events, and other similar exceptions to nonrecourse liability or (ii) any Permitted Intercompany Indebtedness); or
(B) (i) such Subsidiary owns an Eligible Unencumbered Asset and (ii) such Subsidiary (or any other Subsidiary that directly or indirectly owns an Equity Interest in such Subsidiary) has incurred, acquired or suffered to exist any Recourse Indebtedness (other than Permitted Intercompany Indebtedness that is Recourse Indebtedness) in an aggregate principal amount for all such Recourse Indebtedness of all Subsidiaries described in sub-clauses (i) and (ii) in excess of $10,000,000.
(b)The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not required to be a party to the Guaranty under the immediately preceding subsection (a) (including by reason of a transfer of all of the Equity Interests of a Guarantor permitted by Section 9.7. that results in such Guarantor no longer being a Subsidiary); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (iv) the Agent shall have received such written request at least 5 Business Days (or such shorter period as may be acceptable to the Agent) prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
Section 7.13.REIT Status.
The Trust shall at all times maintain its status as, and election to be treated as, a REIT unless (a) the Board of Trustees believes it is in the best interest of the Trust not to maintain its status as a REIT and (b) failure to maintain its status as a REIT would not be adverse to the interest of the Agent and the Lenders as determined by the Requisite Lenders.
Section 7.14.Exchange Listing.
The Trust shall maintain at least one class of common shares of the Trust having trading privileges on the New York Stock Exchange or the NYSE AMEX Equities or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.
ARTICLE VIII. - INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1.Quarterly Financial Statements.
Within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 55 days after the end of each of the first, second and third fiscal quarters of the Trust), the unaudited consolidated balance sheet of the Trust and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Trust and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the Trust, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Trust and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnote disclosures); provided, however, the Borrower shall not be required to deliver an item required under this Section if such item is contained in a Form 10-Q filed by the Trust with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders.
Section 8.2.Year-End Statements.
Within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 100 days after the end of each fiscal year of the Trust), the audited consolidated balance sheet of the Trust and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a)  certified by the chief financial officer or chief accounting officer of the Trust, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Trust and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing, whose certificate shall be without a “going concern”

or like qualification or exception (other than a qualification indicating that the Obligations under this Agreement have become current liabilities within the year prior to the then applicable Termination Date, as the case may be), or a qualification arising out of the scope of the audit; provided, however, the Borrower shall not be required to deliver an item required under this Section if such item is contained in a Form 10-K filed by the Trust with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders.
Section 8.3.Compliance Certificate.
At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., or within five (5) Business Days following any deemed delivery thereof pursuant to Section 12.14., a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Trust: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the financial covenants contained in Sections 9.1. and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Concurrently with each Compliance Certificate delivered after the Effective Date in connection with the financial statements required pursuant to Sections 8.1. and 8.2., solely to the extent there is any change to the previously delivered Schedule EUP, the Borrower shall furnish to the Agent an updated Schedule EUP to reflect any replacements, exchanges, additions or dispositions of Properties or Mortgage Receivables permitted hereunder.
Section 8.4.Other Information.
(a)Management Reports. Promptly upon the request from the Agent, copies of all management reports, if any, submitted to the Borrower or its Board of Trustees/Directors by its independent public accountants;
(b)Securities Filings. Subject to Section 12.14(c), prompt notice of the filing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange, and promptly upon the filing thereof copies of any of the foregoing that is not publicly available to the Agent and the Lenders or that the Agent or any Lender may request;
(c)Shareholder Information; Press Releases. Promptly upon the mailing thereof to the shareholders of the Trust generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower or any other Subsidiary to the extent not publicly available;
(d)ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and such failure or amendment has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a duly authorized executive of the Trust setting forth details as to such occurrence and the action, if any, which the Trust or applicable member of the ERISA Group is required or proposes to take;
(e)Litigation. To the extent the Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Trust or any of its Subsidiaries are being audited, if such audit could reasonably be expected to have a Material Adverse Effect;
(f)Change of Management or Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of the Borrower or any other Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;
(g)Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Trust obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(h)Judgments. Prompt notice of any order, judgment or decree in excess of $75,000,000.00 having been entered against the Borrower or any other Subsidiary or any of their respective properties or assets;
(i)Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower or any other Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));
(j)Change in Debt Rating. Promptly, upon any change in the Trust’s Debt Rating, a certificate stating that the Trust’s Debt Rating has changed and the new Debt Rating that is in effect;
(k)Beneficial Ownership Certification. Promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification materially untrue or inaccurate, an updated Beneficial Ownership Certification for the Borrower;

(l)KYC. Promptly, upon each request, such information and documentation as any Lender may reasonably request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act; and
(m)Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Agent or any Lender may reasonably request; provided, that notwithstanding anything to the contrary in this Section 8.4(m), none of the Borrower, any of its Subsidiaries, or any other Loan Party will be required to provide or disclose any contract the disclosure of which to the Agent and the Lenders is prohibited by a confidentiality agreement entered into for purposes other than avoiding the Loan Parties’ and their Subsidiaries’ obligations under this Section 8.4(m) or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product.
(n)Documents and notices required to be delivered by the Loan Parties pursuant to the Loan Documents shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the Securities and Exchange Commission as provided in Section 12.14(c).
ARTICLE IX. - NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 9.1.Financial Covenants.
The Borrower shall not permit:
(a)Maximum Leverage Ratio. The ratio (the “Leverage Ratio”) of (i) Total Indebtedness to (ii) Capitalized Value, to exceed 0.60 to 1.00 at any time; provided, that the Leverage Ratio may increase to up to 0.65 to 1.00 in connection with a Material Acquisition so long as (a) the Leverage Ratio does not exceed 0.65 to 1.00 for the fiscal quarter in which such Material Acquisition was completed and the next three (3) fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed (such period, a “Leverage Increase Period”), (b) the Borrower may not elect a Leverage Increase Period more than two times during the term of this Agreement, (c) any such Leverage Increase Periods shall be non-consecutive, and (d) the Leverage Ratio is not greater than 0.65 to 1.00 at any time. For purposes of calculating this ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of such calculation or is prepayable at par at any time and (y) the amount by which Unrestricted Cash exceeds $25,000,000, and (B) Capitalized Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the immediately preceding clause (A).
(b)Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 at any time.
(c)Unencumbered Leverage Ratio. The ratio (the “Unencumbered Leverage Ratio”) of (i) Unsecured Indebtedness of the Trust and its Subsidiaries on a consolidated basis to (ii) Unencumbered Asset Value, to be greater than 0.60 to 1.00 at any time; provided, that the Unencumbered Leverage Ratio may increase to up to 0.65 to 1.00 in connection with a Material Acquisition so long as (a) the

Unencumbered Leverage Ratio does not exceed 0.65 to 1.00 for the fiscal quarter in which such Material Acquisition was completed and the next three fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed (such period, an “Unsecured Leverage Increase Period”), (b) the Borrower may not elect an Unsecured Leverage Increase Period more than two times during the term of this Agreement, (c) any such Unsecured Leverage Increase Periods shall be non-consecutive, and (d) the Unencumbered Leverage Ratio is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Unsecured Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $25,000,000 and (2) the amount of Unsecured Indebtedness that by its terms is scheduled to mature within 24 months or is prepayable at par at any time and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the preceding clause (A) (the “Unsecured Indebtedness Adjustment”). For the purpose of determining the amount in clause (A)(1) of the preceding sentence, Unrestricted Cash used to make the Unsecured Indebtedness Adjustment shall be adjusted to deduct therefrom any Unrestricted Cash used to reduce Secured Indebtedness as part of the Secured Indebtedness Adjustment.
(d)[Intentionally Omitted].
(e)Maximum Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness of the Trust and its Subsidiaries determined on a consolidated basis to (ii) Capitalized Value, to be greater than 0.40 to 1.00 at any time. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting an amount equal to the amount by which Unrestricted Cash exceeds $25,000,000 and (B) Capitalized Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted in the determination of the Leverage Ratio (the “Secured Indebtedness Adjustment”). For the purpose of determining the amount in clause (A) in the preceding sentence, Unrestricted Cash shall be adjusted to deduct therefrom any Unrestricted Cash used to reduce Unsecured Indebtedness as part of the Unsecured Indebtedness Adjustment.
(f)Unsecured Debt Service Coverage. The Unsecured Debt Service Coverage Ratio to be less than 1.75 to 1.0 at any time.
(g)Testing of Financial Covenants. The financial covenants set forth in this Section 9.1 shall apply at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Borrower shall in any event only be obligated to report its compliance therewith at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 8.3.
Section 9.2.Restricted Payments.
Subject to the following sentence, if an Event of Default exists, the Borrower shall not declare or make any Restricted Payment (including by way of a Delaware LLC Division) except that the Trust may pay dividends and distributions to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Trust to remain in compliance with Section 7.13 and to avoid payment of any income or excise taxes imposed under Section 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code. If an Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1(f) or Section 10.1.(g) shall exist, or if as a result of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment, except that Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary. Notwithstanding the foregoing, (i) Subsidiaries may make Restricted Payments to the Borrower and other Subsidiaries and to any Person owning Equity Interests in such Subsidiary in accordance with the organizational documents applicable thereto, (ii) the Borrower and any of its Subsidiaries may make repurchases, retirement or other acquisition of Equity Interests in the Borrower or any Subsidiary pursuant to any employee or director equity or stock option plan entered into in the ordinary course of business and (iii) the Borrower or any of its Subsidiaries may issue Equity Interests in connection with a conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion.

Section 9.3.[Reserved].
Section 9.4.[Reserved].
Section 9.5.[Reserved].
Section 9.6.Liens; Negative Pledges; Other Matters.
(a)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create, assume, or incur any Lien on (i) any Equity Interest in any Eligible Property Subsidiary or Eligible Unencumbered Asset Parent (other than Permitted Equity Liens), (ii) any Eligible Unencumbered Property (other than Permitted Liens), or (iii) any Eligible Mortgage Receivable (other than Permitted Mortgage Asset Liens).
(b)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge on (i) any Equity Interest in any Eligible Property Subsidiary or Eligible Unencumbered Asset Parent or (ii) any Eligible Unencumbered Asset, except, in each case, for Permitted Negative Pledge Provisions.
(c)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary, other than:
(i) with respect to clauses (i) – (iv), those encumbrances or restrictions (A) contained in any Loan Document, (B) constituting Permitted Transfer Restrictions, (C) contained in any agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to, or, taken as a whole, not more restrictive than, those contained in the Loan Documents (as determined in good faith by the Borrower), (D) relating to Indebtedness secured by a Lien on assets that is not otherwise prohibited under Sections 9.6.(a); provided that the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such Lien, (E) contained in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary, or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such encumbrance or restriction covers any direct or indirect Equity Interest in such Subsidiary or the property or assets of such Subsidiary), (F) imposed by Applicable Law, and (G) contained in an agreement that governs an Investment in, or other agreement binding on, an Unconsolidated Affiliate (but only to the extent such encumbrance or restriction applies to any direct or indirect Equity Interest in such Unconsolidated Affiliate), and
(ii)with respect to clauses (i) and (iv), customary provisions restricting assignment of any agreement, lease, license, permit or other contract entered into by the Borrower or any of their Subsidiaries in the ordinary course of business.
Section 9.7.Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to: (i) consummate any merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired (including, in the case of each of the foregoing clauses, pursuant to a Delaware LLC Division); provided, however, that:
(a)any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately prior, and after giving effect, to such action, no Default or Event of Default is or would be in existence; (ii) if the survivor entity is a Guarantor (or required to become a Guarantor pursuant to Section 7.12.), within 5 Business Days of consummation of such merger, the survivor entity (or in the case of a Delaware LLC Division, each survivor entity, in each case, if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance reasonably satisfactory to the Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which it is a party; (iii) within 10 Business Days of consummation of such merger, the survivor entity (or in the case of a Delaware LLC Division, each survivor entity) that is required to become a Guarantor delivers to the Agent the following: (A) items of the type referred to in Sections 5.1(a)(v) through (viii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity (or in the case of a Delaware LLC Division, each survivor entity) that is or required to become a Guarantor each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request, including all documents required in order for the Lenders to complete any due diligence described in Section 12.13. below;
(b)the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)a Person may merge with and into the Borrower so long as (i) the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower); and
(d)the Borrower and its Subsidiaries may sell, transfer or dispose of assets among themselves.
Section 9.8.Fiscal Year.
The Trust shall not change its fiscal year from that in effect as of the Agreement Date.
Section 9.9.Use of Proceeds; Letters of Credit.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary, to use any part of the proceeds of any Loan or the issuance of any Letter of Credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan or have issued any Letter of Credit in any manner which would violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
Section 9.10.Modifications of Organizational Documents.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to impair the Trust’s ability to, directly or indirectly, control the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any Eligible Unencumbered Assets or otherwise have a Material Adverse Effect.
Section 9.11.Transactions with Affiliates.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party or any Subsidiary), except (a) transactions pursuant to the reasonable requirements of the business of the Borrower, other Loan Party or other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, other Loan Party or other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) Restricted Payments permitted under Section 9.2., or (c) transactions constituting Investments by the Borrower or any Subsidiary in any Unconsolidated Affiliate that are not otherwise prohibited under the Loan Documents.
Section 9.12.ERISA Exemptions.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of the Plan Assets Regulation.
Section 9.13.Limitations Regarding Outbound Investment Rules.
The Borrower shall not, and shall not permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 9.14.Special Provisions regarding Permitted Tax Incentive Transactions.
(a)Notwithstanding any provision in this Agreement to the contrary, any Lien created in connection with a Permitted Tax Incentive Transaction solely to secure repayment of a bond, note or other obligation owned by Borrower or a Subsidiary (or any affiliate thereof) shall be deemed a Permitted Lien. In furtherance of the foregoing, (i) nothing in the definition of Property shall preclude a Tax Incentive Property under a Permitted Tax Incentive Transaction from constituting Property; (ii) the definition of Guarantee shall exclude Tax Incentive Guaranties so long as Borrower or a Subsidiary is the holder of the bond, note or other obligation that is guaranteed; (iii) no Tax Incentive Lease Agreement entered into in connection with a Permitted Tax Incentive Transaction shall constitute (or be deemed to constitute) Indebtedness or a sale-leaseback lease; (iv) the provisions of Section 7.12. with respect to any Subsidiary that owns any Eligible Unencumbered Property shall also apply to any Subsidiary that leases an Eligible Unencumbered Property that is a Tax Incentive Property pursuant to a Tax Incentive Lease Agreement, such that such Subsidiaries shall become Guarantors pursuant to the terms of this Agreement to the extent required by Section 7.12; and (v) the investment of any Subsidiary in bonds, notes or other obligations issued in connection with any Permitted Tax Incentive Transaction shall not constitute an Investment.
(b)For the avoidance of doubt, (a) any applicable amounts pursuant to subsections (a) and (b) of the definition of Net Operating Income related to a third-party lease affecting any Tax Incentive Property shall be included in the calculation of Net Operating Income for such Tax Incentive Property, but interest income of any Subsidiary from bonds, notes or other obligations issued in connection with any Permitted Tax Incentive Transaction and related rent expense under any Tax Incentive Lease Agreement with respect to the applicable Tax Incentive Property shall be disregarded for purposes of calculating Net Operating Income for such Tax Incentive Property; (b) interest payable by any Subsidiary under Tax Incentive Indebtedness in connection with any Permitted Tax Incentive Transaction (to the extent such Subsidiary is also the owner or holder of the bonds, notes or other obligations issued in connection with such Permitted Tax Incentive Transaction) shall be excluded from the calculation of Interest Expense; (c) the calculation of Capitalized Value shall include the Property Capitalized Value, unrestricted cash and Cash Equivalents and any other amounts which would otherwise be included in the calculation of Capitalized Value with respect to any other Property, of any Tax Incentive Property, but the investment of any Subsidiary in bonds, notes or other obligations issued in connection with any Permitted Tax Incentive Transaction shall be excluded from any calculation of

Capitalized Value; and (d) the term Indebtedness shall not include any Tax Incentive Indebtedness (including pursuant to an Tax Incentive Guaranty) under any Permitted Tax Incentive Transaction.
ARTICLE X. - DEFAULT
Section 10.1.Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.
(b)Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.
(c)Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in the third sentence of Section 2.5.(b), in Section 8.4.(g) or in Article IX (other than Section 9.14) or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.
(d)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
(e)Indebtedness Cross-Default; Derivatives Contracts.
(i)The Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due and payable, within any applicable grace or cure period, the principal of, or interest on, any Recourse Indebtedness (other than the Loans, Reimbursement Obligations and Nonrecourse Indebtedness) having an aggregate outstanding principal amount at the time of default, in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $75,000,000.00 or more (all such Indebtedness being referred to as “Material Indebtedness”);
(ii)(x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material

Indebtedness shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof (in each case, other than as a result of the exercise of conversion rights by any holders of any convertible Indebtedness or as a result of customary non-default events, including mandatory prepayments triggered by asset sales or casualty events);
(iii)any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, defeased or redeemed prior to its stated maturity (other than as a result of the exercise of conversion rights by holders of any convertible Indebtedness or as a result of customary non-default events, including mandatory prepayments triggered by asset sales or casualty events); or
(iv)there occurs under any Derivatives Contract an “Early Termination Date” (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $75,000,000.00 or more.
(f)Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary (other than with respect to the receivership of an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness or any Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than ten percent (10%) of Capitalized Value) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary (other than with respect to the receivership of an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness or any Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than ten percent (10%) of Capitalized Value) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such other Loan Party or such other Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(h)Litigation; Enforceability. The Borrower or any other Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party (except for (i) release of a Guarantor pursuant to Section 7.12.(b), (ii) termination of the Revolving Commitments in accordance with Section 2.13. and (iii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document, or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(i)Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary (other than any judgment entered against a Subsidiary in relation to Nonrecourse Indebtedness where recourse with respect to such judgment remains limited to the assets securing such Nonrecourse Indebtedness) by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (other than amounts covered by insurance for which coverage has not been denied in writing by the applicable insurance carrier) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, the other Loan Parties or any other Subsidiary, $75,000,000.00 or (B) in the case of an injunction or other non-monetary relief, such injunction, judgment or order could reasonably be expected to have a Material Adverse Effect.
(j)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary (other than any warrant, writ of attachment, execution or similar process issued against the property of a Subsidiary in relation to Nonrecourse Indebtedness where such warrant, writ of attachment, execution or similar process attaches only to the assets securing such Nonrecourse Indebtedness) which exceeds, individually or together with all other such warrants, writs, executions and processes, against the Borrower, the other Loan Parties or any other Subsidiary, $75,000,000.00 in amount, and in any such case such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
(k)ERISA.
(i)Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $75,000,000.00; or
(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $75,000,000.00, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l)Reserved.
(m)Change of Control.
(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Trust; or
(ii)During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Trust (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Trust was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Trust then in office.
Notwithstanding the foregoing provisions of this Section 10.1., in the event of a Default or Event of Default arising solely as a result of the inclusion of any Property or Mortgage Receivable as an Eligible Unencumbered Asset at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such Property or Mortgage Receivable as an Eligible Unencumbered Asset, the Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which the Borrower has received written notice of such Default or Event of Default from the Agent, to exclude such Property or Mortgage Receivable as an Eligible Unencumbered Asset by delivering to the Agent each of the following: (1) written notice thereof and (2) a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the financial covenants set forth in Section 9.1. for such period, excluding such Property or Mortgage Receivable as an Eligible Unencumbered Asset, as applicable.
Section 10.2.Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 2.15. and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (B) all of the Commitments, the obligation of the Lenders to make Loans, the Swingline

Commitment, the obligation of the Swingline Lender to make Swingline Loans and the obligation of the Agent to issue Letters of Credit hereunder shall all immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Agent shall at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 2.15. and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (B) terminate the Commitments, the Swingline Commitment and the obligation of the Lenders to make Loans and the obligation of the Agent to issue Letters of Credit hereunder.
(b)Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Loan Parties and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Loan Parties and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 10.3.Reserved.
Section 10.4.Allocation of Proceeds.
If (i) an Event of Default exists, (ii) the maturity of any of the Obligations has been accelerated, or (iii) the Termination Date for a Class of Loans has occurred, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or the other Loan Parties hereunder or thereunder, shall be applied in the following order and priority:
(a)to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such;
(b)to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Agent, in its capacity as the issuer of Letters of Credit, the Swingline Lender in its capacity as such, and the Lenders, in each case, under the Loan Documents, including attorney fees, ratably among such Persons in proportion to the respective amounts described in this clause (b) payable to them;

(c)to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;
(d)to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Agent in proportion to the respective amounts described in this clause (d) payable to them;
(e)to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans;
(f)to payment of that portion of the Obligations constituting unpaid principal of all Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;
(g)to payment of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(h)any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 10.5.Performance by Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower or any other Loan Party under this Agreement or any other Loan Document.
Section 10.6.Rights Cumulative.
(a)Generally. The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Enforcement by Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article XI. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
Section 10.7.Marshaling; Payments Set Aside.
None of the Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforce any Liens or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 10.8.Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders and, if applicable, the Lenders required to waive a Default or Event of Default under Section 12.6.(b)(xiv), then by written notice to the Borrower, the Requisite Lenders and, if applicable, the Lenders required to waive a Default or Event of Default under Section 12.6.(b)(xiv) may elect, in the sole discretion of such Requisite Lenders and if applicable, the Lenders required to waive a Default or Event of Default under Section 12.6.(b)(xiv), to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and if applicable, the Lenders required to waive a Default or Event of Default under Section 12.6.(b)(xiv) and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

ARTICLE XI. - THE AGENT
Section 11.1.Authorization and Action.
Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent will promptly forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Agent to release any Guarantor from the Guaranty (i)  upon satisfaction of the conditions to release set forth in Section 7.12.(b); (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as required under the circumstances; or (iii) on the latest Termination Date upon repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted). In connection with any such release of a Guarantor pursuant to the preceding sentence, the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Agent).

Section 11.2.Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence, or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 5.1 or that is a condition to a Credit Event) or inspect the property, books or records of the Borrower or any other Person; (c) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 11.3.Notice of Defaults.
The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4.Agent as Lender.
The Lender acting as Agent shall have the same rights and powers as a Lender under this Agreement or any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5.Approvals of Lenders.
All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the requested determination within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 11.6.Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, and (d) it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Trust, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Trust, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates; provided Agent, shall, upon any Lender’s request and at such Lender’s expense, provide copies of any such material received by Agent from the Borrower related to the Facility. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.
Section 11.7.Indemnification of Agent.
Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence, willful misconduct or breach of this Agreement as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the

Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8.Successor Agent.
The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Agent) upon 30-days’ prior written notice to the Agent. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such appointment unless it shall object thereto by written notice within ten (10) Business Days after having received notice thereof. If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Any resignation by, or removal of, an Agent shall also constitute the resignation or removal of such Lender as the Swingline Lender and Sustainability Structuring Agent, if applicable. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
Section 11.9.Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Arrangers”, “the Sustainability Structuring Agent”, “Syndication Agent”, and “Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 11.10.ERISA Representations of the Lenders.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Assets Regulation) of one or more employee benefit plans in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement or other transactions contemplated under the Loan Documents;,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that has satisfied the notice requirement under sub-section (k) of Section I of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Loan Agreement and other transactions contemplated under the Loan Documents (including in connection with the reservation or exercise of any rights by the Agent under this Loan Agreement, any Loan Document or any documents related hereto or thereto)
Section 11.11. Erroneous Payments.
(a)If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or other Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 11.11.(b).

(c)Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an generally accepted electronic platform (such as DebtX or DebtDomain) as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. the Agent may, in its discretion, but subject to restrictions set forth in Section 12.5, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.11. shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 11.12.Sustainability Matters.
Each party hereto hereby agrees that neither the Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any ESG Applicable Margin Adjustments (or any of the data or computations that are part of or related to any such calculation) set forth in any related certificate (and the Agent may rely conclusively on any such certificate, without further inquiry).
ARTICLE XII. - MISCELLANEOUS
Section 12.1.Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
If to the Borrower:
LXP Industrial Trust
515 N. Flagler Drive, Suite 408
West Palm Beach, FL 33401
Attn: Nathan Brunner
Telephone:    212-692-7275
Email:         nbrunner@lxp.com

With copies to:

LXP Industrial Trust
515 N. Flagler Drive, Suite 408
West Palm Beach, FL 33401
Attn: Legal Department
Email: legalnotices@lxp.com
Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, DC 20004
Attention:     Gordon Willson, Esquire
Telephone:     (202) 637- 5711
Email:     gordon.wilson@hoganlovells.com

If to the Agent:
KeyBank, National Association
1200 Abernathy Road NE
Suite 1500
Atlanta, Georgia 30328
Attn: Tayven Hike
Telephone:     (770) 510-2100

If to a Lender:
To such Lender’s address or electronic mail number, as applicable, set forth on such Lender’s Administrative Questionnaire (copies of which are available to Borrower upon request);
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective: (i) if mailed, when received; (ii) if emailed, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 12.14. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications sent to the Agent or any Lender under Article II shall be effective only when actually received by the intended addressee. Neither the Agent nor any Lender shall incur any liability to the Borrower or any other Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.
Section 12.2.Expenses.
The Borrower agrees (a) to pay or reimburse the Agent, the Sustainability Structuring Agent and the Arrangers for all of the reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent, the Sustainability Structuring Agent and the Arrangers and costs and expenses in connection with the use of IntraLinks, Inc., Syndtrak, DebtX, DebtDomain, or other similar information transmission systems in connection with the Loan Documents, and of the Agent in obtaining CUSIP numbers, limited in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of one legal counsel (absent a conflict of interest, in which case, one additional counsel may be engaged), and, if necessary, of one local counsel in any relevant jurisdiction, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses actually incurred in connection with the enforcement or preservation of any rights under the Loan Documents in connection with the enforcement or preservation of any rights under the Loan Documents, and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by them pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder. Upon the written request of the Borrower, the Agent or any Lender requesting payment of any amounts under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such amounts.
Section 12.3.Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any Affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.11. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 12.4.Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG

THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5.Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
    (i)    Minimum Amounts.

    (A)    in the case of (w) an assignment of the entire remaining amount of an assigning Lender’s Revolving Loan Commitment and/or Revolving Loans at the time owing to it, (x) contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, (y) an assignment of the entire remaining amount of an assigning Term Lender’s Term Loan Commitment or Term Loans of a Class at the time owing to it, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

    (B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of a specific Class of Commitments (which for this purpose includes outstanding Loans made by a Lender in respect of its Commitment) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment or Loan (and may be integral multiples of $500,000 in excess thereof), unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of the applicable Class held by such assigning Lender or the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and Loans at the time owing to it; provided, further, that, notwithstanding the foregoing, a Term Lender holding a particular Class of Term Loans may assign the entire remaining amount of such Class of Term Loans without having to assign any other Loan or Commitment or otherwise comply with this subsection (B).

    (ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans and Commitments on a non-pro rata basis.

    (iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

    (A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof;

    (B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment of a Class if such assignment is to a Person that is not already a Lender with a Commitment of such Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

    (C)    the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Loan Commitment to a Person that is not already a Revolving Lender.

    (iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

    (v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Affiliates or Subsidiaries of the Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

    (vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

    (vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Swingline Lender and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) (1) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Loan Commitment Percentage and (2) all Term Loans and any Term Loan Commitment held by such Defaulting Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Affiliates or Subsidiaries of the Borrower, or any Defaulting Lender or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) or

(z) except as otherwise permitted by this Agreement, release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.12.(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.12(g) (it being understood that the documentation required under Section 3.12(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.5. as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1. or 3.12., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.5. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6.Amendments.
(a)Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders) and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)In addition to the foregoing requirements, no amendment waiver or consent shall do any of the following:
    (i)    (A) increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender or (B) increase the aggregate Commitments other than in connection with an increase under Section 2.17. as provided therein without the consent of each Lender; provided that only the consent of the Requisite Lenders shall be necessary to modify Section 2.17. to change the aggregate amount of Revolving Loan Commitments and Term Loans that may be outstanding after giving effect to any increases of the Revolving Loan Commitments or making any Term Loans (in each case of clauses (A) and (B), it being understood and agreed that a waiver of any condition precedent set forth in Section 5.1., or 5.2. or of any Default or Event of Default and the forbearance with respect to such Default or Event of Default, if issued in accordance with Section 12.6.(a) above, is not considered an increase in, or extension or reinstatement of, the Commitment of any Lender);

    (ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate, amendment of the definition of “Post-Default Rate”, or amendment of any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rates of interest payable based on such financial covenant;

    (iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender; provided that only the consent of the Requisite Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any Fee payable based on such financial covenant;

    (iv)    modify the definition of “Revolving Loan Commitment Percentage” without the written consent of each Revolving Lender;

(v)    modify the definition of “Revolving Termination Date” (except in accordance with Section 2.14.(a)), or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date (except in accordance with Section 2.5.(b)), in each case, without the written consent of each Revolving Lender directly affected thereby;

(vi)    modify the definition of “Term Loan Termination Date” (except as set forth in Section 2.14.(b)) or “Termination Date” as it applies to a Class of Loans or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans of a Class or for the payment of Fees or any other Obligations owing to the Lenders of such Class, in each case, without the written consent of each Lender of such Class directly affected thereby;

(vii)    while any Term Loans are outstanding, amend, modify or waive (A) Section 5.2. or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so (it being understood and agreed that a waiver of any Default or Event of Default if issued in accordance with Section 12.6.(a) above shall in any event be effective for all purposes of the Loan Documents, including Section 5.2 of this Agreement), (B) the amount of the Swingline Commitment in a manner that increases such commitment or (C) the L/C Commitment Amount in a manner that increases such commitment, in each case, without the prior written consent of the Requisite Class Lenders of the Revolving Lenders;

    (viii)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2. or Section 3.3. in a manner that would alter the pro rata sharing of payments required thereby, or Section 10.4., in each case, without the written consent of each Lender;

    (ix)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (x)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

    (x)    modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

    (xi)    release all or substantially all of the value of the Guaranties provided by the Guarantors from their obligations under the Guaranty (except as expressly permitted by Section 7.12.(b)) without the written consent of each Lender; provided, however, that this clause (xi) shall not apply to any amendment to Section 7.12. unless such amendment has the effect of releasing all or substantially all of the aggregate value of the Guaranties provided by one or more Persons that have already become Guarantors;

    (xii)    amend, or waive the Borrower’s compliance with, Section 2.16. without the written consent of each Revolving Lender;

(xiii)     [Intentionally Omitted]; or

(xiv)    waive any Default or Event of Default occurring under Section 10.1.(a) or Section 10.1.(b) without the written consent of each Lender owed the Obligations that were not paid when due resulting in such Default or Event of Default.

(c)No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement (including Section 2.5) or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No amendment, modification or waiver of this Agreement or any Loan Document unless in writing and signed by the Sustainability Structuring Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights, obligations, liabilities or duties of the Sustainability Structuring Agent under this Agreement or any of the other Loan Documents Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender (except an extension in accordance with Section 2.5.(b)), and (y) no such amendment, waiver or consent may uniquely and negatively impact such Defaulting Lender without the approval of such Defaulting Lender, and (ii) any amendment contemplated by Section 4.9. shall be effective as contemplated by such Section 4.9.
(d)No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party, or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(e)If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require that such Lender assign and delegate, without recourse in accordance with and subject to the restrictions contained in and consents required pursuant to Section 12.5.(b), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.3. and Section 4.1.) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have paid to the Agent the assignment fee specified in Section 12.5., (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, and all other amounts payable to it hereunder and under the other Loan

Documents (including any amounts under Section 4.4. from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of other amounts); (iii) such assignment does not conflict with Applicable Law; and the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation, if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(f)Notwithstanding anything to the contrary in this Section 12.6, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely impair the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. The Agent shall provide a copy of any such amendment to the Lenders promptly after execution thereof.
(g)Notwithstanding any other provision of this Agreement (and without limiting the foregoing provisions of this Section 12.6. or the extension provisions set forth in Section 2.14.), Borrower may, by written notice to Agent (which shall forward such notice to all Lenders) make an offer (a “Loan Modification Offer”) to all Lenders of any applicable Class to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of such Class of the Accepting Lenders (as defined below) to be extended and, in connection with such extension, to (a) increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or the Commitments of such Class of the Accepting Lenders and/or the payment of additional fees or other consideration to the Accepting Lenders and/or (b) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 12.6.) to be effective only during the period following the original maturity date for such Class prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of Borrower and Agent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 15 Business Days nor more than 60 days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the applicable Class of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments of such Class as to which such Lender’s acceptance has been made. Borrower, each Accepting Lender and Agent shall enter into a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of Borrower to enter into and perform its obligations under the Loan Modification Agreement. Agent shall promptly notify each Lender as to the effectiveness of any Loan Modification Agreement. Each party hereto agrees that, upon the effectiveness of a Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the applicable Class of the Accepting Lenders as to which such Lenders’ acceptance has been made. Borrower may effectuate no more than two Loan Modification Agreements during the term of this Agreement

(h)Amendments for Incremental Facilities. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Agent and the Borrower (a) to provide for the making of any increased Revolving Loan Commitment or Additional Term Loans as contemplated by Section 2.17. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders in respect of such increased Revolving Loan Commitment or Additional Term Loans in any determination of the Requisite Lenders. The Agent shall provide a copy of any such amendment to the Lenders promptly after execution thereof.
Section 12.7.Nonliability of Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any other Loan Party or any other Subsidiary. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 12.8.Confidentiality.
Except as otherwise provided by Applicable Law, the Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; provided that unless specifically prohibited by applicable law or court order, the Agent or such Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority (other than any such request in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender) for disclosure of any confidential information prior to disclosure thereof; (d) to the Agent’s or such Lender’s independent auditors, consultants, and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Agent or such Lender to be a breach of this Section or (ii) becomes available to the Agent, any Lender or any Affiliate of the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; (j) for purposes of establishing a “due diligence” defense; and (k) with the consent of the Borrower. For the avoidance of doubt, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any Person.
Section 12.9.Indemnification.
(a)The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, the Sustainability Structuring Agent, each of the Lenders, any Affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable and documented out-of-pocket fees, disbursements of one counsel to such Indemnified Parties and, if reasonably necessary, a single local counsel for the Indemnified Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Section 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the Facility evidenced by this Agreement and the Loan Documents in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Trust and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the other Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; including without limitation, reasonable and documented out-of-pocket attorneys and consultant’s fees; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Trust or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party, (B) arise from a material breach in bad faith by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (C) arise from any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Agent, the Sustainability Structuring Agent or the Arrangers in their respective capacities as such, or (4) directly resulting from any act or omission on part of the Borrower, any other Loan Party or any other Subsidiary).
(b)The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.
(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d)[reserved].
(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 12.10. Termination; Survival.
At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been cancelled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements of Section 2.5.(b)), (c) none of the Lenders or the Swingline Lender is obligated any longer under this Agreement to make any Loans and the Agent is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.11. Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.12. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE (INCLUDING, FOR SUCH PURPOSE, SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK).

Section 12.13. Patriot Act.
The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, a Beneficial Ownership Certification, and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act and the Beneficial Ownership Regulation.
Section 12.14. Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Agent or the Borrower) provided that the foregoing shall not apply to notices to any Lender pursuant to Article II.. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic delivery pursuant to procedures approved by them for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered at the date and time on which the Agent or the Borrower posts such documents or the documents become available on a commercial website and the Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 10:00 a.m. Eastern time on the opening of business on the next Business Day for the recipient. Subject to Section 12.8., no Indemnified Party shall be liable for any damages arising from the use by third parties of any information or other materials obtained by such third party through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Borrower by the Agent.
(c)Notwithstanding anything to the contrary herein, documents and notices required to be delivered by the Loan Parties pursuant to the Loan Documents shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the Securities and Exchange Commission.
Section 12.15. Public/Private Information.
The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to Article VIII and, if requested by the Agent, the Borrower shall designate Information Materials that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information”.
Section 12.16. Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the gent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 12.17. Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 12.18. Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 12.19. Limitation of Liability.
Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.20. Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.21. Construction.
The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and the Lenders.
Section 12.22. [Reserved].
Section 12.23. Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.24.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.

Section 12.25.Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and
(b)As used in this Section 12.25, the following terms have the following meanings:
(c)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(d)    “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(e)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(f)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

LXP INDUSTRIAL RUST

By: __/s/ Joseph Bonventre______________
Name:     Joseph Bonventre
Title:     Executive Vice President

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:    /s/ Tayven Hike________
    Tayven Hike
    Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Lauren A. Lema_______
    Lauren A. Lema
    Vice President

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

REGIONS BANK, as a Lender

By:    /s/ William Chalmers_____
    William Chalmers
    Senior Vice President

[Signatures Continued on Next Page]
[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Brian P. Kelly_______
    Brian P. Kelly
    Senior Vice President

[Signatures Continued on Next Page]
[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

TD BANK, N.A., as a Lender

By:    /s/ Dana Muckstadt_________
    Dana Muckstadt
    Vice President

[Signatures Continued on Next Page]
[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:    /s/ Patrick T. Brooks_______
    Patrick T. Brooks
     Vice President

[Signatures Continued on Next Page]
[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/ Cody A. Canafax_______
    Cody A. Canafax
    Executive Director

[Signatures Continued on Next Page]
[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

BANK OF AMERICA, N.A., as a Lender

By:    /s/ Thomas W. Nowak____
    Thomas W. Nowak
    Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

CITIZENS BANK, N.A., as a Lender

By:    /s/ Sean Racine________
    Sean Racine
    Managing Director

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

MIZUHO BANK, LTD., as a Lender

By:    /s/ Donna DeMagistris
    Donna DeMagistris
    Managing Director

[Signatures Continued on Next Page]

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Mitchell Vega
    Mitchell Vega
    Senior Vice President

[Signature Page to Third A&R Credit Agreement with LXP Industrial Trust]

SCHEDULE I

Commitments

Lender	Revolving Loan Commitment	Term Loan Commitment
KeyBank National Association	$67,500,000.00	$25,000,000.00
Wells Fargo Bank, National Association	$67,500,000.00	$25,000,000.00
Regions Bank	$67,500,000.00	$25,000,000.00
PNC Bank, National Association	$53,000,000.00	$22,000,000.00
TD Bank, N.A.	$53,000,000.00	$22,000,000.00
U.S. Bank National Association	$53,000,000.00	$22,000,000.00
JPMorgan Chase Bank, N.A.	$53,000,000.00	$22,000,000.00
Bank of America, N.A.	$53,000,000.00	$22,000,000.00
Citizens Bank, N.A.	$53,000,000.00	$22,000,000.00
Mizuho Bank, Ltd.	$53,000,000.00	$22,000,000.00
Associated Bank, National Association	$26,500,000.00	$21,000,000.00
TOTAL	$600,000,000	$250,000,000

Schedule I - 1